As filed with the Securities and Exchange Commission on April 18, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GREENIDGE GENERATION HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Delaware	7374	86-1746728
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

135 Rennell Drive,

3rd Floor

Fairfield, CT 06890

(315) 536-2359

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jeffrey E. Kirt

Chief Executive Officer

135 Rennell Drive, 3rd Floor

Fairfield, CT 06890

(315) 536-2359

(Names, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Chris Zochowski

Kristina Trauger

Shearman & Sterling LLP

401 9th Street, NW

Suite 800

Washington, DC 20004

(202) 508-8000

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for comply with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 18, 2022

PRELIMINARY PROSPECTUS

GREENIDGE GENERATION HOLDINGS INC.

5,720,951 Shares of

Class A Common Stock

This prospectus relates to the offer and resale of up to 5,720,951 shares of class A common stock, $0.0001 par value, of Greenidge Generation Holdings Inc. (“Greenidge”) by B. Riley Principal Capital, LLC (the “Selling Stockholder”). The shares included in this prospectus consist of shares of class A common stock that we may, in our discretion, elect to issue and sell to the Selling Stockholder, from time to time after the date of this prospectus, pursuant to a common stock purchase agreement we entered into with the Selling Stockholder on April 7, 2022, as amended by Amendment No. 1 to Common Stock Purchase Agreement, dated as of April 13, 2022 (as amended, the “Purchase Agreement”), in which the Selling Stockholder has committed, subject to satisfaction of specified conditions, to purchase from us, at our direction, up to $500,000,000 of our class A common stock, subject to limitations specified in the Purchase Agreement. See “The Committed Equity Financing” for a description of the Purchase Agreement and “Selling Stockholder” for additional information regarding the Selling Stockholder.

We are not selling any shares of class A common stock being offered by this prospectus and will not receive any of the proceeds from the sale of such shares by the Selling Stockholder. However, we may receive up to $500,000,000 in aggregate gross proceeds from sales of our class A common stock to the Selling Stockholder that we may, in our discretion, elect to make, from time to time after the date of this prospectus, pursuant to the Purchase Agreement.

The Selling Stockholder may sell or otherwise dispose of all or a portion of the class A common stock being offered in this prospectus in a number of different ways and at varying prices. See “Plan of Distribution” for more information about how the Selling Stockholder may sell or otherwise dispose of the class A common stock being offered in this prospectus. The Selling Stockholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”).

Trading of our class A common stock began on The Nasdaq Global Select Market on September 15, 2021 under the trading symbol “GREE.” On April 14, 2022, the closing sale price of our common stock as reported by The Nasdaq Global Select Market was $8.19.

Our class B common stock is not publicly traded. Holders of class A common stock and holders of class B common stock have substantially identical rights, except that holders of class A common stock are entitled to one vote per share and holders of shares of class B common stock are entitled to ten votes per share. Holders of class A common stock and holders of class B common stock vote together as a single class on all matters submitted to a vote of stockholders, unless otherwise required by law or our charter. Each share of class B common stock may be converted into a share of class A common stock at any time at the election of the holder.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act and are subject to reduced public company reporting requirements. We are also a “controlled company” under the rules of The Nasdaq Stock Market LLC (“Nasdaq”) and may take advantage of certain corporate governance exemptions afforded to a “controlled company” under the rules of Nasdaq.

Investing in our class A common stock involves a high degree of risk. See “Risk Factors” beginning on page 16 of this prospectus and in the documents incorporated by reference in this prospectus to read about factors you should consider before you make an investment decision.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2022

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under the shelf registration process, the Selling Stockholder may, from time to time, sell the securities described in this prospectus. We will not receive any proceeds from the sale by the Selling Stockholder of the securities described in this prospectus.

You should rely only on the information contained in or incorporated by reference into this prospectus. Neither we nor the Selling Stockholder have authorized anyone to provide you with any information or to make any representations other than those contained in or incorporated by reference into this prospectus or any applicable prospectus supplement. Neither we nor the Selling Stockholder take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Stockholder will make an offer to sell these securities in any jurisdiction where such offer or sale are not permitted. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in or incorporated by reference into this prospectus, any applicable prospectus supplement. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

The Selling Stockholder may use this prospectus to sell securities from time to time through any means described in the section titled “Plan of Distribution.” More specific terms of any securities that the Selling Stockholder offers and sells may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement or post-effective amendment modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should read both this prospectus together with the other information contained or incorporated by reference in this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement.

For further information about our business and the securities covered by this prospectus, you should refer to the registration statement and its exhibits. The exhibits to our registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase our securities, you should review the full text of these documents. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” for more information.

ii

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated or deemed to be incorporated by reference herein include certain statements that may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements other than statements of historical fact are forward-looking statements for purposes of federal and state securities laws. These forward-looking statements involve uncertainties that could significantly affect our financial or operating results. These forward- looking statements may be identified by terms such as “anticipate,” “believe,” “continue,” “foresee,” “expect,” “intend,” “plan,” “may,” “will,” “would,” “could” and “should” and the negative of these terms or other similar expressions. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. Forward-looking statements in this document include, among other things, statements regarding our business plan, business strategy and operations in the future. In addition, all statements that address operating performance and future performance, events or developments that are expected or anticipated to occur in the future, including statements relating to creating value for stockholders, are forward-looking statements. As used herein, “we,” “us,” “our” and “Greenidge” and the “Company” refer to Greenidge Generation Holdings Inc. together with its consolidated subsidiaries.

Forward-looking statements are subject to a number of risks, uncertainties and assumptions. Matters and factors that could cause actual results to differ materially from those expressed or implied in such forward-looking statements include but are not limited to the matters and factors described in the section “Risk Factors” of this prospectus and in the documents incorporated by reference in this prospectus, as well as statements about or relating to or otherwise affected by:

•	the ability to recognize the anticipated objectives and benefits of an expansion into multiple data centers in Texas;

•	the ability to negotiate or execute definitive documentation with respect to potential expansion sites on terms and conditions that are acceptable to Greenidge, whether on a timely basis or at all;

•	the ability to successfully complete and finance the development of a data center in Spartanburg, South Carolina;

•	the ability to recognize the anticipated objectives and any benefits of the Merger (as defined herein), including the anticipated tax treatment of the Merger;

•

changes in applicable laws, regulations or permits affecting our operations or the industries in which we operate, including regulation regarding power generation, cryptocurrency usage and/or cryptocurrency mining;

•	any failure by us to obtain acceptable financing with regard to our growth strategies or operations;

•	fluctuations and volatility in the price of bitcoin and other cryptocurrencies;

•	loss of public confidence in, or use cases of, bitcoin and other cryptocurrencies;

•	the potential of cryptocurrency market manipulation;

•	our ability to maintain a carbon neutral datacenter operation;

•	the economics of mining cryptocurrency, including as to variables or factors affecting the cost, efficiency and profitability of datacenter operations;

•

the availability, delivery schedule and cost of equipment necessary to maintain and grow our business and operations, including datacenter equipment and equipment meeting the technical or other specifications required to achieve our growth strategy;

•

the possibility that we may be adversely affected by other economic, business or competitive factors, including factors affecting the industries in which we operate or upon which we rely and are dependent;

•	the ability to expand successfully to other facilities, mine other cryptocurrencies or otherwise expand our business;

•	changes in tax regulations applicable to us, our assets or cryptocurrencies, including bitcoin;

•	any litigation involving us;

•	costs and expenses relating to cryptocurrency transaction fees and fluctuation in cryptocurrency transaction fees;

•

the condition of our physical assets, including that our operating facility may realize material, if not total, loss and interference as a result of equipment malfunction or break-down, physical disaster, data security breach, computer malfunction or sabotage; and

•	the actual and potential impact of the COVID-19 pandemic.

Consequently, all of the forward-looking statements made in this prospectus are qualified by the information contained herein, including the information contained under this caption and the information under the section “Risk Factors” of this prospectus and in the documents incorporated by reference in this prospectus. No assurance can be given that these are all of the factors that could cause actual results to vary materially from the forward-looking statements.

You should not put undue reliance on forward-looking statements. No assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do occur, what impact they will have on the results of our operations, financial condition or cash flows. Actual results may differ materially from those discussed in this prospectus. All forward-looking statements speak only as of the date of this prospectus and we do not assume any duty to update or revise forward-looking statements, whether as a result of new information, future events, uncertainties or otherwise, as of any future date.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus and in the documents incorporated by reference herein. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our securities. You should carefully read the entire prospectus, including the risks associated with an investment in our company discussed in the “Risk Factors” section of this prospectus and incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, before making an investment decision. Some of the statements in this prospectus are forward-looking statements. See the section titled “Cautionary Statement Regarding Forward-Looking Statements.”

Our Company

Overview

Cryptocurrency Datacenter and Power Generation Segment Overview

We are a vertically integrated cryptocurrency datacenter and power generation company. We own and operate facilities at two locations: the Town of Torrey, New York and Spartanburg, South Carolina. Our historical operations within this segment comprise two primary revenue sources:

•

Cryptocurrency Datacenters. As of December 31, 2021, our cryptocurrency datacenters in New York and South Carolina housed bitcoin mining capacity of 51 MW and approximately 1.4 EH/s. Our cryptocurrency datacenter operations generate revenue in the form of bitcoin by earning bitcoin as rewards and transaction fees for supporting the global bitcoin network with application-specific integrated circuit computers (“ASICs” or “miners”) owned or leased by us. We currently convert most of our earned bitcoin into U.S. dollars. To a lesser extent, we have generated revenues in U.S. dollars from third parties for hosting and maintaining their ASICs; however, these contracts expired during 2021. We intend to rapidly increase our cryptocurrency datacenter capacity by increasing the number of ASICs we own in order to increase our revenue.

•

Independent Electric Generation. We own and operate a 106 MW power generation facility that is connected to the New York Independent Systems Operator (the “NYISO”) which operates New York state’s power grid. We sell electricity to the NYISO at all times when the plant is running and we increase or decrease the amount of electricity sold based on prevailing prices in the wholesale electricity market and demand for electricity. Based upon levels of demand and prevailing prices for electricity, we may temporarily curtail operations at our cryptocurrency datacenter located at our power generation facility in order to meet the demand for electricity. In addition, we receive revenues from the sale of our capacity and ancillary services in the NYISO wholesale market.

Owning power generation assets and designing and operating our own datacenters and miners have allowed us to operate without relying on variable third-party power purchase agreements or hosting agreements that may be subject to renegotiation, counter-party risk or other cost volatility. Our datacenter operations in New York are powered by electricity generated directly by our power plant, which is referred to as “behind-the-meter” power as it is not subject to transmission and distribution charges from local utilities. As of December 31, 2021, our owned ASICs had the capacity to consume approximately 51 MW of electricity.

We believe that this behind-the-meter power generation capability provides a stable, cost-effective source of power for datacenter activities. Our primary business objective is to grow revenue by (i) executing our plan to increase cryptocurrency datacenter capacity at our current facilities in New York and South Carolina and (ii) acquiring additional locations, both with or without captive power sources, including locations supplied by low-carbon and zero-carbon electricity.

On June 1, 2021, we commenced a program of offsetting the carbon footprint associated with our cryptocurrency datacenter operations by purchasing certified, domestic carbon offset credits in an amount sufficient to the carbon emissions associated with our datacenter operations. The offsets we purchased in 2021 have been certified by either the American Carbon Registry or the Climate Action Reserve, and we intend to continue to pursue this strategy going forward.

Support Services Segment Overview

On September 14, 2021, GGH Merger Sub, Inc. (“Merger Sub”), a wholly owned subsidiary of Greenidge, merged with and into Support.com, Inc. (“Support.com”), with Support.com continuing as the surviving corporation (the “Merger”) and a wholly owned subsidiary of Greenidge, pursuant to the Agreement and Plan of Merger, dated March 19, 2021 (the “Merger Agreement”), among Greenidge, Support.com and Merger Sub.

Our Support Services segment consists of the Support.com business and provides customer and technical support solutions delivered by home-based employees. Support.com’s homesourcing model, which enables outsourced work to be delivered by people working from home, has been specifically designed for remote work, with attention to security, recruiting, training, delivery, and employee engagement.

The Committed Equity Financing

Termination of 2021 Committed Equity Financing

On September 15, 2021, we entered into a purchase agreement with the Selling Stockholder (the “2021 Purchase Agreement”) and a related registration rights agreement (the “2021 Registration Rights Agreement”). Under the 2021 Purchase Agreement, the Selling Stockholder committed to purchase up to $500,000,000 of shares of our class A common stock, subject to certain limitations and the satisfaction of the conditions contained in the 2021 Purchase Agreement. Pursuant to the 2021 Purchase Agreement, we had the right, but not the obligation, to sell shares of class A common stock to the Selling Stockholder pursuant to the 2021 Purchase Agreement from time to time over a period of up to 24 months from October 6, 2021. In accordance with the 2021 Registration Rights Agreement, on September 17, 2021, we filed with the SEC a registration statement on Form S-1 to register under the Securities Act, the resale by the Selling Stockholder of up to 3,500,000 shares of our class A common stock that were available to be issued and sold by us to the Selling Stockholder under the 2021 Purchase Agreement, which was declared effective by the SEC on October 6, 2021 (the “2021 Resale Registration Statement”). On April 6, 2022, we and the Selling Stockholder mutually agreed to terminate the 2021 Purchase Agreement and the 2021 Registration Rights Agreement, effective immediately on such date. As a result, we are no longer able to sell shares to the Selling Stockholder pursuant to the 2021 Purchase Agreement.

In connection with the termination of such agreements, on April 7, 2022, we filed with the SEC a post-effective amendment to the 2021 Resale Registration Statement to deregister 952,500 shares of class A common stock that remained unsold under the 2021 Resale Registration Statement at the time the 2021 Purchase Agreement and the 2021 Registration Rights Agreement were mutually terminated by the parties, because such shares had not been issued and sold by us to the Selling Stockholder under the 2021 Purchase Agreement as of the date such agreements were terminated. Through April 6, 2022, we sold 2,547,500 shares of our class A common stock to the Selling Stockholder pursuant to the 2021 Purchase Agreement for proceeds of $54.9 million, net of discounts.

New Committed Equity Financing

We entered into a registration rights agreement, dated as of April 7, 2022 (the “Registration Rights Agreement”) and the Purchase Agreement, dated as of April 7, 2022, as amended by an amendment dated April 13, 2022, with the Selling Stockholder. Pursuant to the Purchase Agreement, subject to certain limitations and conditions, we have the right, but not the obligation, to sell to the Selling Stockholder up to $500,000,000 of shares of our class A common stock, from time to time. Sales of class A common stock to the Selling Stockholder under the Purchase Agreement, and the timing of any such sales, are solely at our option, and we are under no obligation to sell any securities to the Selling Stockholder under the Purchase Agreement. Pursuant to the Registration Rights Agreement, we have filed the registration statement that includes this prospectus with the SEC to register under the Securities Act the resale by the Selling Stockholder of up to 5,720,951 shares of class A common stock that we may elect, in our sole discretion, to issue and sell to the Selling Stockholder, from time to time from and after the Commencement Date (as defined below) under the Purchase Agreement.

Upon the initial satisfaction of the conditions to the Selling Stockholder’s purchase obligations set forth in the Purchase Agreement (the “Commencement”), including that the registration statement that includes this prospectus is declared effective by the SEC, we will have the right, but not the obligation, from time to time at our sole discretion over the 24-month period after the date on which the Commencement occurs (the “Commencement Date”), to direct the Selling Stockholder, by timely delivering written notice to the Selling Stockholder (each, a “VWAP Purchase Notice”) prior to 9:00 a.m., Eastern time, on any trading day (each, a “Purchase Date”), so long as the closing sale price of our class A common stock on the trading day immediately prior to such Purchase Date is not less than $1.00 (subject to adjustment as set forth in the Purchase Agreement) (the “Threshold Price”), to purchase a specified amount of shares of class A common stock up to a certain maximum amount per VWAP Purchase calculated in accordance with the Purchase Agreement (each, a “VWAP Purchase”).

The per share purchase price for the shares that the Selling Stockholder is required to purchase in any single VWAP Purchase will be determined by reference to the volume weighted average price of our class A common stock (the “VWAP”) for the period on the applicable Purchase Date, beginning at the official open (or “commencement”) of the regular trading session and ending at the earliest to occur of (x) the official close of the regular trading session on Nasdaq on such Purchase Date, (y) such time that the total aggregate volume of shares of class A common stock traded on Nasdaq reaches a certain maximum volume threshold amount calculated in accordance with the Purchase Agreement, and (z) such time that the trading price of a share of our class A common stock falls below a minimum price threshold specified by the Company in the applicable VWAP Purchase Notice for such VWAP Purchase, or if no such minimum price threshold is specified by the Company in the VWAP Purchase Notice, a price calculated in accordance with the Purchase Agreement (such period, the “VWAP Purchase Period”), less a fixed 5% discount to the VWAP of the class A common stock for such VWAP Purchase Period, which shall be increased to a fixed 6% discount at such time that the Company has received aggregate cash proceeds of $200,000,000 from all prior sales of class A common stock to the Selling Stockholder under the Purchase Agreement, aggregated with all prior sales of class A common stock to the Selling Stockholder under the 2021 Purchase Agreement, which was terminated by mutual written consent of the parties thereto on April 6, 2022.

In addition to the VWAP Purchases described above, if either (i) we do not timely effect a VWAP Purchase at the commencement of trading on Nasdaq on a trading day that otherwise would qualify as a Purchase Date for a VWAP Purchase or (ii) we timely effect a VWAP Purchase on a Purchase Date, and the VWAP Purchase Period for such VWAP Purchase has ended prior to 1:30 p.m., Eastern time, on such Purchase Date, then, in either case, we will also have the right, but not the obligation, subject to the continued satisfaction of conditions set forth in the Purchase Agreement, to direct the Selling Stockholder to purchase, on any trading day, including the same Purchase Date on which a VWAP Purchase is effected, a specified amount of class A common stock (each, an “Intraday VWAP Purchase”), up to a certain maximum amount per VWAP Purchase calculated in accordance with the Purchase Agreement, by the delivery to B. Riley Principal Capital of an irrevocable written purchase notice (each, an “Intraday VWAP Purchase Notice”), after 10:00 a.m., Eastern time (and after the VWAP Purchase Period(s) for any prior VWAP Purchase and/or prior Intraday VWAP Purchase have ended), and prior to 1:30 p.m., Eastern time, on such Purchase Date, so long as, the closing sale price of the class A common stock on the trading day immediately prior to such Purchase Date is not less than the Threshold Price.

The per share purchase price for the shares of our class A common stock that we elect to sell to the Selling Stockholder in an Intraday VWAP Purchase pursuant to the Purchase Agreement, if any, will be calculated in the same manner as in the case of a VWAP Purchase (including the same fixed percentage discounts to the applicable VWAP as in the case of a VWAP Purchase, as described above), provided that the VWAP for each Intraday VWAP Purchase effected on a Purchase Date will be calculated over different periods during the regular trading session on Nasdaq on such Purchase Date, each of which will commence and end at different times on such Purchase Date.

There is no upper limit on the price per share that the Selling Stockholder could be obligated to pay for the class A common stock we may elect to sell to it in any VWAP Purchase or any Intraday VWAP Purchase under the Purchase Agreement. The purchase price per share of class A common stock that we may elect to sell to the Selling Stockholder in a VWAP Purchase and an Intraday VWAP Purchase under the Purchase Agreement will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction occurring during the applicable VWAP Purchase Period for such VWAP Purchase or during the applicable VWAP Purchase Period for such Intraday VWAP Purchase. See “The Committed Equity Financing—Purchases of class A common stock under the Purchase Agreement.”

Under the applicable Nasdaq rules, we cannot sell more than 8,268,451 shares of class A common stock to the Selling Stockholder under the Purchase Agreement, which is equal to 19.99% of the total number of shares of our class A common stock and class B common stock issued and outstanding immediately prior to the execution of the Purchase Agreement, which number of shares will be reduced, on a share-for-share basis, by the number of shares of class A common stock issued or issuable pursuant to any transaction or series of transactions that may be aggregated with the transactions contemplated by the Purchase Agreement (including, without limitation, any prior issuances of class A common stock we made to the Selling Stockholder under the 2021 Purchase Agreement) under applicable rules of Nasdaq (the “Exchange Cap”), unless (i) we obtain stockholder approval to issue shares in excess of the Exchange Cap in accordance with applicable Nasdaq rules, or (ii) the average price per share paid by the Selling Stockholder for all of the shares of class A common stock that we direct the Selling Stockholder to purchase from us pursuant to the Purchase Agreement, if any, equals or exceeds $8.92 per share. Moreover, we cannot sell any shares of class A common stock to the Selling Stockholder under the Purchase Agreement which, when aggregated with all other shares of class A common stock then beneficially owned by the Selling Stockholder and its affiliates (as calculated pursuant to Section 13(d) of the Exchange Act, and Rule 13d-3 promulgated thereunder), would result in the Selling Stockholder beneficially owning more than 4.99% of the outstanding shares of our class A common stock (the “Beneficial Ownership Cap”).

We will control the timing and amount of any sales of class A common stock to the Selling Stockholder. Actual sales of shares of our class A common stock to the Selling Stockholder will depend on a variety of factors, including, among other things, market conditions, the trading price of our class A common stock and determinations by us as to the appropriate sources of funding for our business and operations. See “Risk Factors—Risks Related to the Committed Equity Financing—It is not possible to predict the actual number of shares of class A common stock we will sell under the Purchase Agreement to the Selling Stockholder, or the actual gross proceeds resulting from those sales.”

There are no restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement or Registration Rights Agreement, except that we are prohibited (with certain limited exceptions) from effecting or entering into an agreement to effect certain “Variable Rate Transactions” (as defined in the Purchase Agreement).

As of March 31, 2022, there were 12,836,565 shares of class A common stock and 28,526,372 shares of class B common stock outstanding, of which 12,688,830 shares of class A common stock and 1,726,072 shares of class B common stock were held by non-affiliates of the Company. Although the Purchase Agreement provides that we may sell up to an aggregate of $500,000,000 of shares of our class A common stock to the Selling Stockholder, only 5,720,951 shares of our class A common stock are being registered for resale under the registration statement that includes this prospectus. If all of the 5,720,951 shares offered for resale by the Selling Stockholder under this prospectus were issued and outstanding as of March 31, 2022, such shares would represent approximately 30.8% of the total number of outstanding shares of our class A common stock and 12.2% of the total number of outstanding shares of class A common stock and class B common stock combined , and approximately 31.1% of the total number of outstanding shares of class A common stock held by non-affiliates and approximately 28.4% of the total number of outstanding shares of class A common stock and class B common stock, combined, held by non-affiliates, in each case as of March 31, 2022.

If it becomes necessary for us to issue and sell to the Selling Stockholder more than the 5,720,951 shares of class A common stock that are being registered for resale under this prospectus in order to receive aggregate gross proceeds equal to $500,000,000, we must first file with the SEC one or more additional registration statements, which the SEC must declare effective. See “Risk Factors—Risks Related to the Committed Equity Financing—We may not have access to the full amount available under the Purchase Agreement.”

Recent Developments

Financings

In March 2022, we entered into two financing arrangements: a $26.5 million Bridge Promissory Note (the “Bridge Promissory Note”) in favor of B. Riley Commercial Capital, LLC, as noteholder and an $81.0 million Master Equipment Financing Agreement (the “NYDIG Financing Agreement”) with NYDIG ABL LLC that was partially funded under loan schedules on March 21, 2022. The Bridge Promissory Note bears interest at a rate of 6% per annum and matures on July 20, 2022, subject to up to five 30-day extensions that may be elected by the Company provided there is no Event of Default, as defined in the agreement. The Bridge Promissory Note is guaranteed by certain of the Company’s wholly-owned subsidiaries, Greenidge South Carolina LLC, GSC RE LLC and 300 Jones Road LLC and secured by a first priority mortgage lien on certain real property together with related improvements, fixtures and personal property located at 300 Jones Road in Spartanburg, South Carolina.

The loan schedules funded under the NYDIG Financing Agreement on March 21, 2022 bear interest at a rate of 13% per annum and have terms of 25 months. The remaining loan schedules will be funded to finance the acquisition of certain bitcoin miners and related equipment. Our wholly-owned subsidiaries GTX Gen 1 Collateral LLC, GNY Collateral LLC and GSC Collateral LLC (the “Borrowers”) obligations under the NYDIG Financing Agreement are fully and unconditionally guaranteed by the Company. Outstanding borrowings under the NYDIG Financing Agreement are secured by all assets of the Borrowers including without limitation the Financed Equipment and proceeds thereof (including bitcoin).

First Quarter 2022

We anticipate having approximately 19,400 miners at our datacenters in New York and South Carolina as of March 31, 2022 with approximately 1.6 EH/s of capacity. Approximately 17% of the hash rate capacity is located at our second facility in Spartanburg, SC. We have approximately 29,600 additional miners scheduled for delivery from Bitmain throughout the balance of 2022 representing approximately 3.1 EH/s in additional capacity and have over $135 million of cash on deposit with Bitmain associated with the purchase agreements for these miners. In the twelve months ended March 31, 2022, we have taken delivery of approximately 11,800 miners, of which 97% arrived as scheduled, with only approximately 370 delayed due primarily to freight vendor performance and a brief COVID-related lockdown in Malaysia during 2021.

We have liquidity of over $115 million as of March 31, 2022 consisting of over $90 million in cash and fair value of cryptocurrency holdings and over $25 million in undrawn financing commitments.

In late March, at the request of the New York State Department of Environmental Conservation (the “Department”), we agreed to extend, for a second time, the deadline for the Department to complete its review of the renewal application for the Title V Air Permit at our New York facility. The application was deemed complete by the Department in September 2021 and this second extension is to June 30, 2022. We continue to operate in New York without interruption during this period and intend to continue to work constructively with the Department to finalize a permit renewal. See “Risk Factors” in this prospectus and the documents incorporated by reference herein for more information.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” under Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are am emerging growth company, we will not be required to:

•	have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

•

comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

•	submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay,” “say-on-frequency” and pay ratio; and

•	disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues are $1.07 billion or more, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our class A common stock that are held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

Controlled Company Exemption

Atlas Capital Resources L.P. (“Atlas”) and its affiliates currently control approximately 90% of the voting power of our outstanding capital stock and have the power to elect a majority of our directors. Pursuant to Nasdaq listing standards, a company of which more than 50% of the voting power for the election of directors is held by an individual, a group or another company qualifies as a “controlled company.” As a controlled company, we are exempt from certain Nasdaq corporate governance requirements, including the requirements to have (i) a board comprised of a majority of independent directors; (ii) compensation of executive officers determined by a majority of the independent directors or a compensation committee comprised solely of independent directors; and (iii) director nominees selected or recommended for our board either by a majority of the independent directors or a nominating committee comprised solely of independent directors. If we cease to be a “controlled company” and our shares continue to be listed on The Nasdaq Global Select Market, we will be required to comply with these standards and, depending on the independence-determination with respect to our then-current directors, we may be required to add additional directors to our board in order to achieve such compliance within the applicable transition periods.

Corporate Information

Our principal executive offices are located at 135 Rennell Drive, 3rd Floor Fairfield, CT 06890, and our telephone number is (315) 536-2359. We maintain a website at www.greenidge.com. Information on our website is not incorporated by reference into or otherwise part of this prospectus.

Summary Risk Factors

An investment in our class A common stock involves a high degree of risk. You should carefully consider the risks summarized below. These risks are discussed more fully in the “Risk Factors” section of this prospectus and in the documents incorporated by reference herein. These risks include, but are not limited to, the following:

Risks Related to the Committed Equity Financing

•

It is not possible to predict the actual number of shares of class A common stock we will sell under the Purchase Agreement to the Selling Stockholder, or the actual gross proceeds resulting from those sales.

•	Investors who buy shares at different times will likely pay different prices and may experience different levels of dilution.

•	We may not have access to the full amount available under the Purchase Agreement.

•	We may use these proceeds in ways with which you may not agree.

Risks Related to Our Business

•

Our business and operating plan may be altered due to several external factors, including but not limited to market conditions, the ability to procure equipment in a quantity, cost and timeline consistent with our business plan; the ability to identify and acquire additional locations to replicate the operating model in place at our existing cryptocurrency datacenter and power generation facility; and the ability to integrate the Support Services segment within our overall business plan.

•	It may take significant time, expenditure or effort for us to grow our business, including our bitcoin datacenter operations, through acquisitions, and our efforts may not be successful.

•

The loss of any of our management team, an inability to execute an effective succession plan, or an inability to attract and retain qualified personnel could adversely affect our results of operations, strategy and financial performance.

•	We have been, are currently, and may be in the future, the subject of legal proceedings, including governmental investigations, relating to our products or services.

•

We have a limited operating history, with operating losses as we have grown. If we are unable to sustain greater revenues than our operating costs of cryptocurrency datacenter and power generation operations, as well as expansion plans, we will resume operating losses, which could negatively impact our results of operations, strategy and financial performance.

•

While we have multiple sources of revenue from our business and operations, our revenues are largely dependent on the single natural gas power generation facility that we operate. Any disruption to our single power plant would have a material adverse effect on our business and operations, as well as our results of operations and financial condition.

•

As the aggregate amount of computing power, or hash rate, in the bitcoin network increases, the amount of bitcoin earned per unit of hash rate decreases; as a result, in order to maintain our market share, we may have to incur significant capital expenditures in order to expand our fleet of miners.

•	The properties utilized by us in our cryptocurrency datacenter operations may experience damage, including damage not covered by insurance.

•	Our bitcoin may be subject to loss, theft or restriction on access.

•

If bitcoin or other cryptocurrencies are determined to be investment securities, and we hold a significant portion of our assets in such cryptocurrency, investment securities or non-controlling equity interests of other entities, we may inadvertently violate the Investment Company Act or other securities laws. We could incur large losses to modify our operations to avoid the need to register as an investment company or could incur significant expenses to register as an investment company or could terminate operations altogether.

•	There has been limited precedent set for financial accounting of digital assets and so it is unclear how we will be required to account for digital asset transactions.

•

Regulatory changes or actions may alter the nature of an investment in us or restrict the use of bitcoin in a manner that adversely affects our business prospects, our results of operations and financial condition.

•	We are subject to risks related to Internet disruptions, which could have an adverse effect on our ability to mine bitcoin.

•	Our future success will depend significantly on the price of bitcoin, which is subject to risk and has historically been subject to wide swings and significant volatility.

•	We may not be able to compete effectively against other companies, some of whom have greater resources and experience.

•	The impact of geopolitical and economic events on the supply and demand for bitcoin is uncertain.

•	Bitcoin miners and other necessary hardware are subject to malfunction, technological obsolescence, the global supply chain and difficulty and cost in obtaining new hardware.

•

We face risks and disruptions related to the COVID-19 pandemic and supply chain issues, including in semiconductors and other necessary datacenter components, which could significantly impact our operations and financial results.

•	We may not adequately respond to rapidly changing technology.

•	A failure to properly monitor and upgrade the bitcoin network protocol could damage the bitcoin network which could, in turn, have an adverse effect on our business.

•

Over time, incentives for bitcoin miners to continue to contribute processing power to the bitcoin network may transition from a set reward to transaction fees. If the incentives for bitcoin mining are not sufficiently high, we may not have an adequate incentive to continue datacenter operations.

•

Our operations and financial performance may be impacted by fuel supply disruptions, price fluctuations in the wholesale power and natural gas markets, and fluctuations in other market factors that are beyond our control.

•

A substantial portion of revenue generated by our Support Services segment is attributable to a limited number of clients. The loss or reduction in business from any of these clients could adversely affect its business and results of operations.

Risks Related to the Ownership of Our Common Stock

•	The market price, trading volume and marketability of our class A common stock may, from time to time, be significantly affected by numerous factors beyond our control.

•

The dual class structure of our common stock will have the effect of concentrating voting power with Atlas and its affiliates, which may depress the market value of the class A common stock and will limit a stockholder or a new investor’s ability to influence the outcome of important transactions, including a change in control.

•

Because we are a “controlled company” within the meaning of the Nasdaq listing rules, stockholders may not have certain corporate governance protections that are available to stockholders of companies that are not controlled companies.

THE OFFERING

A brief description of the material terms of the offering follows. For a more complete description of the terms of the offering, see “The Committed Equity Financing” in this prospectus.

Class A Common Stock offered by the Selling Stockholder:

This prospectus relates to the offer and resale of up to 5,720,951 shares of class A common stock by the Selling Stockholder, which shares of class A common stock we may, at our election, issue and sell to the Selling Stockholder pursuant to the Purchase Agreement from time to time after the date of this prospectus, subject to satisfaction of specified conditions set forth in the Purchase Agreement.

Selling Stockholder:	B. Riley Principal Capital, LLC

Shares outstanding (as of April 11, 2022):	12,836,565 shares of class A common stock and 28,526,372 shares of class B common stock.

Shares outstanding after giving effect to the issuance of the shares registered hereunder:	18,557,516 shares of class A common stock and 28,526,372 shares of class B common stock.

Use of proceeds:	We will not receive any proceeds from the sales of class A common stock by the Selling Stockholder pursuant to this prospectus. However, we may receive up to $500,000,000 in aggregate gross proceeds from sales of our class A common stock to the Selling Stockholder that we may, in our discretion, elect to make, from time to time after the date of this prospectus, pursuant to the Purchase Agreement.

The net proceeds from sales, if any, under the Purchase Agreement, will depend on the frequency and prices at which we sell shares of class A common stock to the Selling Stockholder after the date of this prospectus. To the extent we sell class A common stock to the Selling Stockholder, we intend to use any proceeds therefrom for general corporate purposes, including making capital expenditures and funding working capital and future acquisitions and investments. See “Use of Proceeds” on page 19 of this prospectus.

Risk factors:	Investing in our securities involves a high degree of risk. See “Risk Factors” included herein and incorporated by reference in this prospectus for a discussion of factors you should carefully consider before deciding to invest our securities.

Nasdaq ticker symbol:	Our class A common stock is listed on The Nasdaq Global Select Market under the trading symbol “GREE.”

The number of shares outstanding excludes:

•	583,080 shares of class A common stock issuable upon exercise of outstanding options under our 2021 Equity Incentive Plan (the “2021 Plan”) at a weighted average exercise price of $6.01 per share;

•	516,987 shares of class A common stock issuable upon the vesting of outstanding restricted stock units under the 2021 Plan; and

•	up to 1,827,080 additional shares of class A common stock that are reserved for issuance under the 2021 Plan.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully read and consider all of the risks described below and in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2021 and other subsequent filings made with the SEC, which are incorporated by reference into this prospectus.

The risks and uncertainties set forth below and incorporated by reference into this prospectus are not the only ones we face. Additional risks and uncertainties not presently known or which we consider immaterial as of the date hereof may also have an adverse effect on our business. If any of the matters discussed in the following risk factors, or those incorporated by reference, were to occur, our financial condition, business and results of operations (including cash flows) may be materially adversely affected. In that event, the market price of our class A common stock could decline, and you could lose all or part of your investment.

Risks Related to the Committed Equity Financing

It is not possible to predict the actual number of shares we will sell to the Selling Stockholder under the Purchase Agreement, or the actual gross proceeds resulting from those sales.

Pursuant to the Purchase Agreement, the Selling Stockholder has committed to purchase up to $500,000,000 of shares of our class A common stock, subject to certain limitations and the satisfaction of the conditions set forth in the Purchase Agreement. From and after the Commencement Date, we will have the right, but not the obligation, to sell shares of class A common stock to the Selling Stockholder pursuant to the Purchase Agreement from time to time over a period of up to 24 months beginning on the Commencement Date.

We generally have the right to control the timing and amount of any sales of our shares of class A common stock to the Selling Stockholder under the Purchase Agreement. Sales of our class A common stock, if any, to the Selling Stockholder under the Purchase Agreement will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to the Selling Stockholder all, some or none of the shares of our class A common stock that may be available for us to sell to the Selling Stockholder pursuant to the Purchase Agreement. Depending on market liquidity at the time, resales of those shares by the Selling Stockholder may cause the public trading price of our class A common stock to decrease.

Because the purchase price per share to be paid by the Selling Stockholder for the shares of class A common stock that we may elect to sell to the Selling Stockholder under the Purchase Agreement, if any, will fluctuate based on the market prices of our class A common stock at the time we elect to sell shares to the Selling Stockholder pursuant to the Purchase Agreement, if any, it is not possible for us to predict, as of the date of this prospectus and prior to any such sales, the number of shares of class A common stock that we will sell to the Selling Stockholder under the Purchase Agreement, the purchase price per share that the Selling Stockholder will pay for shares purchased from us under the Purchase Agreement, or the aggregate gross proceeds that we will receive from those purchases by the Selling Stockholder under the Purchase Agreement.

Investors who buy shares at different times will likely pay different prices and may experience different levels of dilution.

Pursuant to the Purchase Agreement, we have discretion, subject to market demand, to vary the timing, prices, and numbers of shares sold to the Selling Stockholder. If and when we do elect to sell shares of our class A common stock to the Selling Stockholder pursuant to the Purchase Agreement, after the Selling Stockholder has acquired such shares, the Selling Stockholder may resell all, some or none of such shares at any time or from time to time in its discretion and at different prices. As a result, investors who purchase shares from the Selling Stockholder at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results.

Investors may experience a decline in the value of the shares they purchase from the Selling Stockholder in this offering as a result of future sales made by us to the Selling Stockholder at prices lower than the prices such investors paid to the Selling Stockholder for their shares in this offering. In addition, if we sell a substantial number of shares to the Selling Stockholder under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with the Selling Stockholder may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales.

We may not have access to the full amount available under the Purchase Agreement.

Although the Purchase Agreement provides that we may sell up to an aggregate of $500,000,000 of our class A common stock to the Selling Stockholder, only 5,720,951 shares of our class A common stock are being registered for resale under this prospectus. If it becomes necessary for us to issue and sell to the Selling Stockholder under the Purchase Agreement more than the 5,720,951 shares of class A common stock being registered for resale under this prospectus in order to receive aggregate gross proceeds equal to $500,000,000 under the Purchase Agreement, we must file with the SEC one or more additional registration statements to register under the Securities Act the resale by the Selling Stockholder of any such additional shares of our class A common stock we wish to sell from time to time under the Purchase Agreement, which the SEC must declare effective, in each case before we may elect to sell any additional shares of our class A common stock to the Selling Stockholder under the Purchase Agreement. Additionally, under the applicable rules of Nasdaq, in no event may we issue to the Selling Stockholder under the Purchase Agreement more than the Exchange Cap, unless (i) we obtain stockholder approval to issue shares of class A common stock in excess of the Exchange Cap under the Purchase Agreement in accordance with applicable Nasdaq rules or (ii) the average price per share paid by the Selling Stockholder for all of the shares of class A common stock that we direct the Selling Stockholder to purchase from us pursuant to the Purchase Agreement, if any, equals or exceeds $8.92 per share. In addition, the Selling Stockholder will not be required to purchase any shares of class A common stock if such sale would result in the Selling Stockholder’s beneficial ownership exceeding 4.99% of the then-outstanding shares of class A common stock. Our inability to access a portion or the full amount available under the Purchase Agreement, in the absence of any other financing sources, could have a material adverse effect on our business or results of operation.

Any issuance and sale by us under the Purchase Agreement of a substantial amount of shares of our class A common stock in addition to the 5,720,951 shares of class A common stock being registered for resale by the Selling Stockholder under this prospectus could cause additional substantial dilution to our stockholders. The number of shares of our class A common stock ultimately offered for sale by the Selling Stockholder is dependent upon the number of shares of class A common stock, if any, we ultimately elect to sell to the Selling Stockholder under the Purchase Agreement.

We may use these proceeds in ways with which you may not agree.

We will not receive any proceeds from the sale of the class A common stock being offered by the Selling Stockholder pursuant to this prospectus. However, we may receive up to $500,000,000 in aggregate gross proceeds from sales of our class A common stock to the Selling Stockholder pursuant to the Purchase Agreement that we may, in our discretion, elect to make, from and after the Commencement Date from time to time over a period of up to 24 months beginning on the Commencement Date. The net proceeds we receive from sales of shares of our class A common stock, if any, under the Purchase Agreement, will depend on the frequency and prices at which we sell shares of class A common stock to the Selling Stockholder after the date of this prospectus. To the extent we sell class A common stock to the Selling Stockholder, we currently intend to use any proceeds therefrom for general corporate purposes, including making capital expenditures and funding working capital and future acquisitions and investments, however, we have considerable discretion in the application of the proceeds. You will not have the opportunity, as part of your investment decision, to assess whether the proceeds we may receive from sales of class A common stock to the Selling Stockholder pursuant to the Purchase Agreement are being used by us in a manner agreeable to you. You must rely on management’s judgment regarding the application of these proceeds. The proceeds may be used for corporate purposes that do not immediately improve our profitability or increase the price of our class A common stock.

USE OF PROCEEDS

This prospectus relates to the offer and resale of up to 5,720,951 shares of class A common stock by the Selling Stockholder, which consist of shares of class A common stock that we may, in our discretion, elect to issue and sell to the Selling Stockholder, from time to time after the date of this prospectus, pursuant to the Purchase Agreement, in which the Selling Stockholder has committed, subject to satisfaction of specified conditions, to purchase from us, at our direction, up to $500,000,000 of our class A common stock, subject to limitations specified in the Purchase Agreement.

We are not selling any shares of class A common stock being offered by this prospectus and will not receive any of the proceeds from the sale of such shares by the Selling Stockholder. However, we may receive up to $500,000,000 in aggregate gross proceeds from sales of our class A common stock to the Selling Stockholder that we may, in our discretion, elect to make, from time to time after the date of this prospectus, pursuant to the Purchase Agreement.

We intend that any funds we receive from our sale of shares to the Selling Stockholder under the Purchase Agreement will be used for general corporate purposes, including making capital expenditures and funding working capital and future acquisitions and investments. We will have broad discretion in the way that we use these proceeds. See “Risk Factors—Risks Related to the Committed Equity Financing—We may use these proceeds in ways with which you may not agree.”

The Selling Stockholder will pay any underwriting discounts and commissions and expenses incurred by it for brokerage, accounting, tax or legal services or any other expenses incurred by it in disposing of the class A common stock. We will bear all other costs, fees and expenses incurred in effecting the registration of the class A common stock covered by this prospectus, including, without limitation, all registration and filing fees and fees and expenses of our counsel and our accountants.

DIVIDEND POLICY

We have never declared or paid cash dividends on our capital stock. Our policy is to retain all earnings, if any, to provide funds for the operation and expansion of our business and we do not anticipate paying any cash dividends in the foreseeable future. The declaration of dividends, if any, will be subject to the discretion of our board, which may consider such factors as our results of operations, financial condition, capital needs and acquisition strategy, among others. Under the Bridge Promissory Note entered into in March 2022 that matures on July 20, 2022, subject to up to five 30-day extensions that may be elected by the Company, the Company is restricted from paying dividends.

THE COMMITTED EQUITY FINANCING

The following description of the offering is a summary of certain material attributes and characteristics, which does not purport to be complete in every detail and is qualified in its entirety by reference to the Purchase Agreement and the Registration Rights Agreement. The following summary uses words and terms which are defined in the Purchase Agreement and the Registration Rights Agreement. For full particulars of the terms of the offering, reference is made to the Purchase Agreement and Registration Rights Agreement.

Pursuant to the Purchase Agreement, subject to satisfaction of specified conditions in the Purchase Agreement on the Commencement Date, we will have the right to sell to the Selling Stockholder up to $500,000,000 of shares of our class A common stock, subject to certain limitations and conditions set forth in the Purchase Agreement, from time to time during the term of the Purchase Agreement. Sales of class A common stock pursuant to the Purchase Agreement, and the timing of any sales, are solely at our option, and we are under no obligation to sell any securities to the Selling Stockholder under the Purchase Agreement. In accordance with our obligations under the Registration Rights Agreement, we have filed the registration statement that includes this prospectus with the SEC to register under the Securities Act the resale by the Selling Stockholder of up to 5,720,951 shares of class A common stock that we may elect, in our sole discretion, to issue and sell to the Selling Stockholder, from time to time from and after the Commencement Date under the Purchase Agreement.

We do not have the right to commence any sales of our class A common stock to the Selling Stockholder under the Purchase Agreement until the Commencement Date, which is the date on which all of the initial conditions to the Selling Stockholder’s purchase obligations set forth in the Purchase Agreement have been satisfied, including that the registration statement that includes this prospectus be declared effective by the SEC and the final form of this prospectus is filed with the SEC. From and after the Commencement Date, we will have the right, but not the obligation, from time to time at our sole discretion over the 24-month period commencing on the Commencement Date, subject to the continued satisfaction of conditions set forth in the Purchase Agreement to direct the Selling Stockholder to purchase up to a specified maximum amount of shares of class A common stock as set forth in the Purchase Agreement, subject to certain additional limitations set forth in the Purchase Agreement.

From and after Commencement, the Company will control the timing and amount of any sales of class A common stock to the Selling Stockholder. Actual sales of shares of our class A common stock to the Selling Stockholder under the Purchase Agreement will depend on a variety of factors to be determined by us from time to time, including, among other things, market conditions, the trading price of our class A common stock and determinations by us as to the appropriate sources of funding for our business and operations.

Under the applicable Nasdaq rules, in no event may we issue to the Selling Stockholder under the Purchase Agreement more than the Exchange Cap of 8,268,451 shares of class A common stock, which number of shares is equal to 19.99% of the total number of combined shares of our class A common stock and class B common stock that were issued and outstanding immediately prior to the execution of the Purchase Agreement and subject to certain adjustments set forth in the Purchase Agreement, unless we obtain stockholder approval to issue shares in excess of the Exchange Cap in accordance with applicable Nasdaq rules. Notwithstanding the above, the Exchange Cap shall not be applicable solely to the extent that (and only for so long as) the Average Price (as such term is defined in the Purchase Agreement) shall equal or exceed $8.94 (the “Base Price”), representing a price per share equal to the sum of (i) the lower of (x) the Nasdaq official closing price of our class A common stock on The Nasdaq Global Select Market on the date of the Purchase Agreement and (y) the average Nasdaq official closing price of the class A common stock on The Nasdaq Global Select Market for the five consecutive trading days ending on the date of the Purchase Agreement, and (ii) $0.24 (subject to adjustment for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction that occurs on or after the date of the Purchase Agreement).    Moreover, we may not issue or sell any shares of class A common stock to the Selling

Stockholder under the Purchase Agreement which, when aggregated with all other shares of class A common stock then beneficially owned by the Selling Stockholder and its affiliates (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder), would result in the Selling Stockholder beneficially owning any shares of class A common stock in excess of the Beneficial Ownership Cap.

Neither we nor the Selling Stockholder may assign or transfer any of our respective rights and obligations under the Purchase Agreement or the Registration Rights Agreement.

The net proceeds from sales, if any, under the Purchase Agreement, will depend on the frequency and prices at which we sell shares of class A common stock to the Selling Stockholder. To the extent we sell shares under the Purchase Agreement, we currently plan to use any proceeds therefrom for general corporate purposes, including making capital expenditures and funding working capital and future acquisitions and investments.

The Purchase Agreement and the Registration Rights Agreement contain customary representations, warranties, conditions and indemnification obligations of the parties. The representations, warranties and covenants contained in such agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties.

Purchases of class A common stock under the Purchase Agreement

VWAP Purchases

From and after the Commencement Date, we will have the right, but not the obligation, from time to time at our sole discretion over the 24-month period commencing on the Commencement Date, subject to the continued satisfaction of conditions set forth in the Purchase Agreement, to direct the Selling Stockholder to purchase up to a specified maximum amount of shares of class A common stock as set forth in the Purchase Agreement by delivering written notice to the Selling Stockholder between 6:00 a.m. and 9:00 a.m., Eastern time, or a VWAP Purchase Notice, on any trading day, so long as:

•

the closing sale price of our class A common stock on the trading day immediately prior to the applicable Purchase Date is not less than $1.00 (the “Threshold Price”) (subject to adjustment as set forth in the Purchase Agreement); and

•

all shares of class A common stock subject to all prior VWAP Purchases and all prior Intraday VWAP Purchases by the Selling Stockholder under the Purchase Agreement have been received by the Selling Stockholder prior to the time such VWAP Purchase Notice is delivered by us to the Selling Stockholder.

The maximum number of shares of class A common stock that the Selling Stockholder is required to purchase in any single VWAP Purchase under the Purchase Agreement is equal to the lesser of (i) 33% of the average daily number of shares of class A common stock traded on The Nasdaq Global Select Market during the 10 consecutive trading day-period ending on (and including) the trading day immediately preceding the applicable Purchase Date, the “Purchase Volume Reference Amount,” and (ii) and 20% of the total aggregate number of shares of our class A common stock traded on The Nasdaq Global Select Market during the applicable VWAP Purchase Period (as defined below).

The per share purchase price for the shares of class A common stock that we may elect to sell to the Selling Stockholder in a VWAP Purchase pursuant to the Purchase Agreement, if any, will be determined by reference to the VWAP of our class A common stock, during the full (or “regular”) trading session on The Nasdaq Global Select Market on the applicable Purchase Date, calculated in accordance with the Purchase Agreement, or, if either (i) the total aggregate volume of shares of our class A common stock traded on The Nasdaq Global Select Market reaches a certain threshold amount (calculated in accordance with the Purchase Agreement) prior to the official close of the regular trading session on The Nasdaq Global Select Market on such Purchase Date (the “Purchase Volume Maximum”), or (ii) the trading price of a share of our class A common stock on The Nasdaq Global Select Market falls below the applicable dollar amount specified by the Company in the applicable VWAP Purchase Notice for such VWAP Purchase as the per share minimum sale price threshold (provided, however, that if the Company has not specified any such dollar amount, then such amount shall be 50% of the closing sale price of the class A common stock on the trading day immediately prior to such Purchase Date for such VWAP Purchase) (the “VWAP Purchase Minimum Price Threshold”), then the VWAP will be calculated only for the period beginning at the official open (or “commencement”) of the regular trading session and ending at the earlier of (x) such time that the total aggregate volume of shares of our class A common stock traded on The Nasdaq Global Select Market reaches the Purchase Volume Maximum for such Purchase and (y) such time that the trading price of a share of our class A common stock on The Nasdaq Global Select Market falls below the VWAP Purchase Minimum Price Threshold (as applicable) (such period for each Purchase, the “VWAP Purchase Period”), less a fixed 5% discount, which shall be increased to a fixed 6% discount at such time that we received aggregate cash proceeds of $200,000,000 as payment for all shares of class A common stock purchased by the Selling Stockholder that have fully settled in all prior VWAP Purchases (as defined in the 2021 Purchase Agreement) under the 2021 Purchase Agreement and all prior VWAP Purchases and Intraday VWAP Purchases under the Purchase Agreement.

Intraday VWAP Purchases

In addition to the VWAP Purchases described above, if either (i) we do not timely effect a VWAP Purchase at the commencement of trading on a trading day that we otherwise could have selected as a Purchase Date for a VWAP Purchase pursuant to the Purchase Agreement or (ii) we timely effect a VWAP Purchase on a Purchase Date, and the VWAP Purchase Period for such VWAP Purchase ends prior to 1:30 p.m., Eastern time, on such Purchase Date, then, in either case, we shall also have the right, but not the obligation, subject to the continued satisfaction of conditions set forth in the Purchase Agreement, to direct the Selling Stockholder to purchase, on such trading day (which may be the same Purchase Date, as a VWAP Purchase we elect to effect at the commencement of trading on such Purchase Date), a specified amount of class A common stock, not to exceed the applicable Maximum Purchase Amount for such purchase (subject to certain additional limitations set forth in the Purchase Agreement) (each, an “Intraday VWAP Purchase”), by the delivery to the Selling Stockholder of an irrevocable written purchase notice, after 10:00 a.m., Eastern time (and after the VWAP Purchase Period(s) for any prior VWAP Purchase and/or prior Intraday VWAP Purchase(s) effected on the same Purchase Date (if any) have ended), and prior to 1:30 p.m., Eastern time, on such Purchase Date (each, an “Intraday VWAP Purchase Notice”), so long as, (i) the closing sale price of our class A common stock on the trading day immediately prior to such Purchase Date is not less than the Threshold Price and (ii) all shares of class A common stock subject to all prior VWAP Purchases and all prior Intraday VWAP Purchases by the Selling Stockholder under the Purchase Agreement have been received by the Selling Stockholder prior to the time such Intraday VWAP Purchase Notice is delivered by us to the Selling Stockholder.

The maximum number of shares of class A common stock that the Selling Stockholder is required to purchase in any single Intraday VWAP Purchase under the Purchase Agreement is equal to the lesser of (i) 33% of the Purchase Volume Reference Amount and (ii) and 20% of the total aggregate number of shares of our class A common stock traded on The Nasdaq Global Select Market during the applicable Intraday VWAP Purchase Period.

The per share purchase price for the shares of class A common stock that we elect to sell to the Selling Stockholder in an Intraday VWAP Purchase pursuant to the Purchase Agreement, if any, will be calculated in the same manner as in the case of a VWAP Purchase, provided that the VWAP for such Intraday VWAP Purchase will be measured during the Intraday VWAP Purchase Period for each such Intraday VWAP Purchase, or the portion of the normal trading hours on The Nasdaq Global Select Market on the applicable Purchase Date that will begin 30 minutes after the latest of (i) the time that the applicable Intraday VWAP Purchase Notice is timely received by the Selling Stockholder, (ii) the time that the VWAP Purchase Period for any prior regular VWAP Purchase effected on the same Purchase Date (if any) has ended and (iii) the time that the Intraday VWAP Purchase Period (as defined below) for the most recent prior Intraday VWAP Purchase effected on the same Purchase Date (if any) has ended, and ending at the earlier of (x) the official close of the regular trading session on The Nasdaq Global Select Market on such Purchase Date (y) such time that the total aggregate volume of shares of our class A common stock traded on Nasdaq reaches the lesser of (a) 33% of the Purchase Volume Reference Amount and (b) 20% of the total number (or volume) of shares of class A common stock traded on The Nasdaq Global Select Market during the Intraday VWAP and (z) such time that the trading price of a share of our class A common stock on The Nasdaq Global Select Market falls below the applicable dollar amount specified by the Company in the applicable Intraday VWAP Purchase Notice for such Intraday VWAP Purchase as the per share minimum sale price threshold (provided, however, that if the Company has not specified any such dollar amount, then such amount shall be 50% of the closing sale price of the class A common stock on the trading day immediately prior to such Purchase Date for such Intraday VWAP Purchase) (such period for each Intraday VWAP Purchase, the “Intraday VWAP Purchase Period”), less a fixed 5% discount, which shall be increased to a fixed 6% discount at such time that we received aggregate cash proceeds of $200,000,000 as payment for all shares of class A common stock purchased by the Selling Stockholder that have fully settled in all prior VWAP Purchases (as defined in the 2021 Purchase Agreement) under the 2021 Purchase Agreement and all prior VWAP Purchases and Intraday VWAP Purchases under the Purchase Agreement.

We may, in our sole discretion, submit multiple Intraday VWAP Purchase Notices on the same Purchase Date, whether or not we have timely effected a VWAP Purchase earlier on such Purchase Date, provided such Intraday VWAP Purchase Notice is received by the Selling Stockholder prior to 1:30 p.m., Eastern time, on such Purchase Date, and that the VWAP Purchase Period for an earlier VWAP Purchase (if any) and the Intraday VWAP Purchase Period(s) for each prior Intraday VWAP Purchase (if any) have each ended prior to 1:30 p.m., Eastern time, on such Purchase Date (and provided all shares of class A common stock subject to all prior VWAP Purchases and Intraday VWAP Purchases effected by us under the Purchase Agreement theretofore required to have been received by the Selling Stockholder electronically on the applicable settlement date therefor have been so received by the Selling Stockholder in accordance with the Purchase Agreement).

In the case of any VWAP Purchases and Intraday VWAP Purchases, the purchase price per share will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction occurring during the business days used to compute the purchase price.

At or prior to 5:30 p.m., New York City time, on the applicable Purchase Date for a VWAP Purchase and any Intraday VWAP Purchases (as applicable), the Selling Stockholder will provide us with a written confirmation for such VWAP Purchase and Intraday VWAP Purchase, as applicable, setting forth the applicable purchase price (both on a per share basis and the total aggregate purchase price) to be paid by the Selling Stockholder for the shares of class A common stock purchased by the Selling Stockholder in such VWAP Purchase and Intraday VWAP Purchase, as applicable.

The payment for, against delivery of, shares of class A common stock purchased by the Selling Stockholder in a VWAP Purchase and any Intraday VWAP Purchase under the Purchase Agreement will be fully settled within two trading days immediately following the applicable Purchase Date for such VWAP Purchase and Intraday VWAP Purchase, as set forth in the Purchase Agreement.

Conditions Precedent to Commencement and Each VWAP Purchase

The Selling Stockholder’s obligation to accept VWAP Purchase Notices and Intraday VWAP Purchase Notices that are timely delivered by us under the Purchase Agreement and to purchase shares of our class A common stock in VWAP Purchases and Intraday VWAP Purchases under the Purchase Agreement, are subject to (i) the initial satisfaction, at the Commencement, and (ii) the satisfaction, at the applicable “VWAP Purchase Commencement Time” or “Intraday VWAP Purchase Commencement Time” (as such terms are defined in the Purchase Agreement) on the applicable Purchase Date for each VWAP Purchase or Intraday VWAP Purchase after the Commencement Date, of the conditions precedent thereto set forth in the Purchase Agreement, all of which are entirely outside of the Selling Stockholder’s control, which conditions include, but are not limited to, the following:

•	the accuracy in all material respects of the representations and warranties of the Company;

•	the Company having performed, satisfied and complied in all material respects with all applicable covenants, agreements and conditions;

•

the registration statement that includes this prospectus (and any one or more additional registration statements filed with the SEC) having been declared effective by the SEC, and the Selling Stockholder being able to utilize this prospectus (and the prospectus included in any one or more additional registration statements) to resell all of the shares of class A common stock included in this prospectus (and included in any such additional prospectuses);

•

the SEC shall not have issued any stop order suspending the effectiveness of the registration statement that includes this prospectus (or any one or more additional registration statements filed with the SEC) or prohibiting or suspending the use of this prospectus (or the prospectus included in any one or more additional registration statements filed with the SEC), and the absence of any suspension of qualification or exemption from qualification of the class A common stock for offering or sale in any jurisdiction;

•

there shall not have occurred any event and there shall not exist any condition or state of facts, which makes any statement of a material fact made in the registration statement that includes this prospectus (or in any one or more additional registration statements filed with the SEC) untrue or which requires the making of any additions to or changes to the statements contained therein in order to state a material fact required by the Securities Act to be stated therein or necessary in order to make the statements then made therein (in the case of this prospectus or the prospectus included in any one or more additional registration statements, in the light of the circumstances under which they were made) not misleading;

•

all reports, schedules, registrations, forms, statements, information and other documents required to have been filed by the Company with the SEC pursuant to the reporting requirements of the Exchange Act shall have been filed with the SEC;

•

trading in the class A common stock shall not have been suspended by the SEC or The Nasdaq Global Select Market (or, if the class A common stock is then listed or quoted on any other Eligible Market, as such term is defined in the Purchase Agreement, trading in the class A common stock shall not have been suspended by such Eligible Market), the Company shall not have received any final and non-appealable notice that the listing or quotation of the class A common stock on The Nasdaq Global Select Market (or Eligible Market, as applicable) shall be terminated on a date certain (unless, prior to such date, the class A common stock is listed or quoted on any other Eligible Market), and there shall be no suspension of, or restriction on, accepting additional deposits of the class A common stock, electronic trading or book-entry services by DTC with respect to the class A common stock;

•	no condition, occurrence, state of facts or event constituting a Material Adverse Effect (as such term is defined in the Purchase Agreement) shall have occurred and be continuing; and

•

the absence of any bankruptcy proceeding against the Company commenced by a third party, and the Company shall not have commenced a voluntary bankruptcy proceeding, consented to the entry of an order for relief against it in an involuntary bankruptcy case, consented to the appointment of a custodian of the Company or for all or substantially all of its property in any bankruptcy proceeding, or made a general assignment for the benefit of its creditors.

Termination of the Purchase Agreement

Unless earlier terminated as provided in the Purchase Agreement, the Purchase Agreement will terminate automatically on the earliest to occur of:

•	the first day of the month next following the 24-month anniversary of the Commencement Date;

•	the date on which the Selling Stockholder shall have purchased shares of class A common stock under the Purchase Agreement for an aggregate gross purchase price equal to $500,000,000;

•	the date on which the class A common stock shall have failed to be listed or quoted on The Nasdaq Global Select Market or any other Eligible Market; and

•

the date on which the Company commences a voluntary bankruptcy case or any third party commences a bankruptcy proceeding against the Company, a custodian is appointed for the Company in a bankruptcy proceeding for all or substantially all of its property, or the Company makes a general assignment for the benefit of its creditors.

The Selling Stockholder also has the right to terminate the Purchase Agreement upon three trading days’ prior written notice to us, but only upon the occurrence of certain events, including:

•	the occurrence of a Material Adverse Effect (as such term is defined in the Purchase Agreement);

•	the occurrence of a Fundamental Transaction (as such term defined in the Purchase Agreement) involving our company;

•

if we are in breach or default in any material respect of any of our covenants and agreements in the Purchase Agreement or in the Registration Rights Agreement, and, if such breach or default is capable of being cured, such breach or default is not cured within 15 trading days after notice of such breach or default is delivered to us;

•

the effectiveness of the registration statement that includes this prospectus or any additional registration statement we file with the SEC pursuant to the Registration Rights Agreement lapses for any reason (including the issuance of a stop order by the SEC), or this prospectus or the prospectus included in any additional registration statement we file with the SEC pursuant to the Registration Rights Agreement otherwise becomes unavailable to the Selling Stockholder for the resale of all of the shares of class A common stock included therein, and such lapse or unavailability continues for a period of 45 consecutive trading days or for more than an aggregate of 90 trading days in any 365-day period, other than due to acts of the Selling Stockholder; or

•	trading in the class A common stock on The Nasdaq Global Select Market or Eligible Market, as applicable, has been suspended for a period of five consecutive trading days.

We have the right to terminate the Purchase Agreement at any time after Commencement, at no cost or penalty, upon three trading days’ prior written notice to the Selling Stockholder. We and the Selling Stockholder may also terminate the Purchase Agreement at any time by mutual written consent.

No termination of the Purchase Agreement by us or by the Selling Stockholder will become effective prior to the second trading day immediately following the date on which any pending VWAP Purchase and any pending Intraday VWAP Purchase has been fully settled in accordance with the terms and conditions of the Purchase Agreement, and will not affect any of our respective rights and obligations under the Purchase Agreement with respect to any pending VWAP Purchase and any pending Intraday VWAP Purchase, and both we and the Selling Stockholder have agreed to complete our respective obligations with respect to any such pending VWAP Purchase and any pending Intraday VWAP Purchase under the Purchase Agreement. Furthermore, no termination of the Purchase Agreement will affect the Registration Rights Agreement, which will survive any termination of the Purchase Agreement.

No Short-Selling or Hedging by the Selling Stockholder

The Selling Stockholder has agreed that none of the Selling Stockholder, its sole member, any of their respective officers, or any entity managed or controlled by the Selling Stockholder or its sole member will engage in or effect, directly or indirectly, for its own account or for the account of any other of such persons or entities, any (i) “short sale” (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of the class A common stock or (ii) hedging transaction, which establishes a net short position with respect to the class A common stock, during the term of the Purchase Agreement.

Prohibition on Variable Rate Transactions

Subject to specified exceptions set forth under in the Purchase Agreement, we are prohibited from effecting or entering into an agreement to effect certain “Variable Rate Transactions” (as defined in the Purchase Agreement), which include issuances of class A common stock or securities exercisable, exchangeable or convertible into class A common stock issued or issuable at a future-determined price or a price that varies or floats based on the market price of the class A common stock.

Effect of Sales of our class A common stock under the Purchase Agreement on our Stockholders

All shares of class A common stock that may be issued or sold by us to the Selling Stockholder under the Purchase Agreement that are being registered under the Securities Act for resale by the Selling Stockholder in this offering are expected to be freely tradable. The shares of class A common stock being registered for resale in this offering may be issued and sold by us to the Selling Stockholder from time to time at our discretion over a period of up to 24 months commencing on the Commencement Date. The resale by the Selling Stockholder of a significant amount of shares registered for resale in this offering at any given time, or the perception that these sales may occur, could cause the market price of our class A common stock to decline and to be highly volatile. Sales of our class A common stock, if any, to the Selling Stockholder under the Purchase Agreement will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to the Selling Stockholder all, some or none of the shares of our class A common stock that may be available for us to sell to the Selling Stockholder pursuant to the Purchase Agreement. See “Risk Factors—Risks related to the Committed Equity Financing.”

If and when we do elect to sell shares of our class A common stock to the Selling Stockholder pursuant to the Purchase Agreement, after the Selling Stockholder has acquired such shares, the Selling Stockholder may resell all, some or none of such shares at any time or from time to time in its discretion and at different prices. As a result, investors who purchase shares from the Selling Stockholder in this offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from the Selling Stockholder in this offering as a result of future sales made by us to the Selling Stockholder at prices lower than the prices such investors paid for their shares in this offering. In addition, if we sell a substantial number of shares to the Selling Stockholder under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with the Selling Stockholder may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales.

Because the purchase price per share to be paid by the Selling Stockholder for the shares of class A common stock that we may elect to sell to the Selling Stockholder under the Purchase Agreement, if any, will fluctuate based on the market prices of our class A common stock during the applicable VWAP Purchase Period for each VWAP Purchase and during the applicable Intraday VWAP Purchase Period for each Intraday VWAP Purchase made pursuant to the Purchase Agreement, if any, as of the date of this prospectus it is not possible for us to predict the number of shares of class A common stock that we will sell to the Selling Stockholder under the Purchase Agreement, the actual purchase price per share to be paid by the Selling Stockholder for those shares, or the actual gross proceeds to be raised by us from those sales, if any. As of March 31, 2022, there were 12,836,565 shares of class A common stock and 28,526,372 shares of class B common stock outstanding, of which 12,688,830 shares of class A common stock and 1,726,072 shares of class B common stock were held by non-affiliates of the Company. Although the Purchase Agreement provides that we may sell up to an aggregate of $500,000,000 of shares of our class A common stock to the Selling Stockholder, only 5,720,951 shares of our class A common stock are being registered for resale under the registration statement that includes this prospectus. If all of the 5,720,951 shares offered for resale by the Selling Stockholder under this prospectus were issued and outstanding as of March 31, 2022, such shares would represent approximately 30.8% of the total number of outstanding shares of our class A common stock and 12.2% of the total number of outstanding shares of class A common stock and class B common stock combined, and approximately 31.1% of the total number of outstanding shares of class A common stock held by non-affiliates and approximately 28.4% of the total number of outstanding shares of class A common stock and class B common stock, combined, held by non-affiliates, in each case as of March 31, 2022.

If it becomes necessary for us to issue and sell to the Selling Stockholder under the Purchase Agreement more shares than are being registered for resale under this prospectus in order to receive aggregate gross proceeds equal to $500,000,000 under the Purchase Agreement, we must first file with the SEC one or more additional registration statements to register under the Securities Act the resale by the Selling Stockholder of any such additional shares of our class A common stock we wish to sell from time to time under the Purchase Agreement, which the SEC must declare effective, in each case before we may elect to sell any additional shares of our class A common stock to the Selling Stockholder under the Purchase Agreement. If it becomes necessary for us to issue and sell to the Selling Stockholder under the Purchase Agreement more shares than the Exchange Cap, we must (i) obtain stockholder approval to issue shares of class A common stock in excess of the Exchange Cap under the Purchase Agreement in accordance with applicable Nasdaq rules and (ii) file with the SEC one or more additional registration statements to register under the Securities Act the resale by the Selling Stockholder of any such additional shares of our class A common stock we wish to sell from time to time under the Purchase Agreement, which the SEC must declare effective, in each case before we may elect to sell any additional shares of our class A common stock to the Selling Stockholder under the Purchase Agreement. The number of shares of our class A common stock ultimately offered for sale by the Selling Stockholder is dependent upon the number of shares of class A common stock, if any, we ultimately sell to the Selling Stockholder under the Purchase Agreement.

The issuance of our class A common stock to the Selling Stockholder pursuant to the Purchase Agreement will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted. Although the number of shares of our class A common stock that our existing stockholders own will not decrease, the shares of our class A common stock owned by our existing stockholders will represent a smaller percentage of our total outstanding shares of our class A common stock after any such issuance.

The following table sets forth information assuming we sell to the Selling Stockholder under the Purchase Agreement the maximum number of shares offered by this prospectus at varying purchase prices:

Assumed Average Purchase Price Per Class A Share	Number of Registered Class A Shares to be Issued if Full Purchase (1)	Percentage of Outstanding Class A Shares After Giving Effect to the Issuance to the Selling Stockholder (2)	Percentage of Outstanding Shares of Common Stock After Giving Effect to the Issuance to the Selling Stockholder (3)	Purchase Prices for the Class A Shares to the Selling Stockholder Under the Purchase Agreement (4)
$ 7.00	5,720,951	30.8%	12.2%	$38,044,324.15
$ 8.00	5,720,951	30.8%	12.2%	$43,479,227.60
$ 8.19(5)	5,720,951	30.8%	12.2%	$46,854,588.69
$ 8.92(6)	5,720,951	30.8%	12.2%	$48,479,338.77
$ 9.00	5,720,951	30.8%	12.2%	$48,914,131.05

(1)

The number of shares of class A common stock offered by this prospectus may not cover all the shares we ultimately sell to the Selling Stockholder under the Purchase Agreement, depending on the purchase price per share. We have included in this column only those shares being offered for resale by the Selling Stockholder under this prospectus, without regard for the Beneficial Ownership Cap. The assumed average purchase prices are solely for illustration and are not intended to be estimates or predictions of future stock performance.

(2)

The denominator is based on 12,836,565 shares of class A common stock outstanding as of April 11, 2022, adjusted to include the issuance of the number of shares set forth in the second column. The numerator is based on the number of shares of class A common stock set forth in the second column.

(3)

The denominator is based on the sum of 12,836,565 shares of class A common stock and 28,526,372 shares of class B common stock outstanding as of April 11, 2022, adjusted to include the issuance of the number of shares set forth in the second column. The numerator is based on the number of shares of class A common stock set forth in the second column.

(4)

Purchase prices represent the aggregate purchase prices deemed to be received from the sale of all of the indicated maximum numbers of shares to be sold multiplied by the applicable assumed average purchase price per class A share, less a fixed 5% discount, which shall be increased to a fixed 6% discount at such time that we received aggregate cash proceeds of $200,000,000 as payment for all shares of class A common stock purchased by the Selling Stockholder that have fully settled in all prior VWAP Purchases (as defined in the 2021 Purchase Agreement) under the 2021 Purchase Agreement and all VWAP Purchases and Intraday VWAP Purchases under the Purchase Agreement.

(5)	The closing sale price of class A our common stock on The Nasdaq Global Select Market on April 14, 2022
(6)	Nasdaq Base Price.

SELLING STOCKHOLDER

This prospectus relates to the offer and resale by the Selling Stockholder of up to 5,720,951 shares of class A common stock that may be issued and sold by us to the Selling Stockholder under the Purchase Agreement. For additional information regarding the issuance of class A common stock covered by this prospectus, see the section titled “The Committed Equity Financing” above. We are registering the shares of class A common stock included in this prospectus pursuant to the provisions of the Registration Rights Agreement we entered into with the Selling Stockholder on April 7, 2022 in order to permit the Selling Stockholder to offer the shares for resale from time to time. Except for the transactions contemplated by the Purchase Agreement and the Registration Rights Agreement or as otherwise disclosed in this prospectus, including the section titled “Plan of Distribution” in this prospectus, the Selling Stockholder has not had any material relationship with us within the past three years. As used in this prospectus, the term “Selling Stockholder” means B. Riley Principal Capital, LLC.

The table below presents information regarding the Selling Stockholder and the shares of class A common stock that it may offer from time to time under this prospectus. This table is prepared based on information supplied to us by the Selling Stockholder, and reflects holdings as of April 11, 2022. The number of shares in the column “Maximum Number of Shares of class A Common Stock to be Offered Pursuant to this Prospectus” represents all of the shares of class A common stock that the Selling Stockholder may offer for resale under this prospectus. The Selling Stockholder may sell some, all or none of such shares in this offering. We do not know how long the Selling Stockholder will hold the shares before selling them, and we are not aware of any existing arrangements between the Selling Stockholder and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of our class A common stock being offered for resale by this prospectus.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act, and includes shares of class A common stock with respect to which the Selling Stockholder has sole or shared voting and investment power. The percentage of shares of class A common stock beneficially owned by the Selling Stockholder prior to the offering shown in the table below is based on an aggregate of 12,836,565 shares of our class A common stock outstanding on April 11, 2022. Because the purchase price of the shares of class A common stock issuable under the Purchase Agreement will be determined by reference to the VWAP of the class A common stock for the applicable VWAP Purchase Period or Intraday VWAP Purchase Period on the applicable Purchase Date with respect to each VWAP Purchase and Intraday VWAP Purchase, respectively, we elect to make under the Purchase Agreement, if any, the number of shares that may actually be sold by the Company to the Selling Stockholder under the Purchase Agreement may be greater than the number of shares being offered by this prospectus, in which case, we may file one or more additional registration statements with the SEC, pursuant to the Registration Rights Agreement, to register for resale by the Selling Stockholder additional shares of our class A common stock. The fourth column assumes the sale of all of the shares offered by the Selling Stockholder pursuant to this prospectus.

Name of Selling Stockholder	Number of Shares of Class A Common Stock Beneficially Owned Prior to Offering		Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus	Number of Shares of Class A Common Stock Beneficially Owned After Offering
	Number(1)	Percent(2)		Number(3)	Percent(2)
B. Riley Principal Capital, LLC(4)	0	—	5,720,951	0	—

(1)

In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of shares of class A common stock beneficially owned prior to the offering all of the shares of class A common stock that the Selling Stockholder may be required to purchase under the Purchase Agreement, because the issuance of such shares is solely at our discretion and is subject to conditions contained in the Purchase Agreement, the satisfaction of which are entirely outside of the Selling Stockholder’s control, including the registration statement that includes this prospectus becoming and remaining effective. Furthermore, the VWAP Purchases and Intraday VWAP Purchases of class A common stock are subject to certain agreed upon maximum amount limitations set forth in the Purchase Agreement. Also, the Purchase Agreement prohibits us from issuing and selling any shares of our class A common stock to the Selling Stockholder to the extent such shares, when aggregated with all other shares of our class A common stock then beneficially owned by the Selling Stockholder, would cause the Selling Stockholder’s beneficial ownership of our class A common stock to exceed the 4.99% Beneficial Ownership Cap. The Purchase Agreement also prohibits us from issuing or selling shares of our class A common stock under the Purchase Agreement in excess of the 19.99% Exchange Cap, unless we obtain stockholder approval to do so, or unless sales of class A common stock are made at a price equal to or greater than $8.92 per share, such that the Exchange Cap limitation would not apply under applicable Nasdaq rules. Neither the Beneficial Ownership Limitation nor the Exchange Cap (to the extent applicable under Nasdaq rules) may be amended or waived under the Purchase Agreement.

(2)	Applicable percentage ownership is based on 12,836,565 shares of our class A common stock outstanding as of April 11, 2022.
(3)	Assumes the resale by the Selling Stockholder of all shares being offered pursuant to this prospectus.
(4)

The business address of B. Riley Principal Capital, LLC (“BRPC”) is 11100 Santa Monica Blvd., Suite 800, Los Angeles, California 90025. BRPC’s principal business is that of a private investor. The sole member of BRPC is B. Riley Principal Investments, LLC (“BRPI”), which is an indirect subsidiary of B. Riley Financial, Inc. (“BRF”). An Investment Committee of BRPC (the “BRPC Investment Committee”), which is composed of three members appointed by BRPI, has sole voting power and sole investment power over securities beneficially owned, directly, by BRPC. All decisions with respect to the voting and disposition of securities beneficially owned, directly, by BRPC are made exclusively by majority vote of the BRPC Investment Committee, each member of the BRPC Investment Committee having one vote, and no single member of the BRPC Investment Committee has any ability to make any such decisions unilaterally or any veto power with respect to decisions that are made by the vote of a majority of the members of the BRPC Investment Committee. The sole voting and investment powers of the BRPC Investment Committee over securities beneficially owned, directly, by BRPC are exercised independently from all other direct and indirect subsidiaries of BRF, and the voting and investment powers over securities beneficially owned directly or indirectly by all other direct and indirect subsidiaries of BRF are exercised independently from BRPC. We have been advised that neither BRPI nor BRPC is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) or an independent broker-dealer, and that none of the BRPC Investment Committee members is a registered FINRA member or an associated person of a FINRA member or an independent broker-dealer.

DESCRIPTION OF SECURITIES

The following is a summary of the terms of our securities. This summary does not purport to be complete, nor does it represent all information which you might find to be important for understanding our capital stock. This summary is subject to, and qualified in its entirety by reference to, our amended and restated certificate of incorporation and bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part.

General

On September 13, 2021, we filed an amendment to our certificate of incorporation to increase our authorized capital stock. Following the amendment, our authorized capital stock consists of 2,400,000,000 shares of class A common stock, par value $0.0001 per share, 600,000,000 shares of class B common stock, par value $0.0001 per share, and 20,000,000 shares of preferred stock, par value $0.0001 per share.

The number of authorized shares of our common or preferred stock may be increased or decreased by the affirmative vote of the holders of shares of our capital stock representing a majority of the votes represented by all outstanding shares of such capital stock entitled to vote on such matter, irrespective of the provisions of Section 242(b)(2) of General Corporation Law of the State of Delaware (the “DGCL”), in addition to any vote of the holders of one or more series of our preferred stock that may be required by the terms of such preferred stock. However, the number of authorized shares of common or preferred stock to be decreased may not be decreased below the number of shares thereof then outstanding or, in the case of class A common stock, the number of such shares reserved for issuance upon conversion into shares of class A common stock of the then-outstanding shares of class B common stock.

Common Stock

As of April 11, 2022, there were 12,836,565 shares of class A common stock and 28,526,372 shares of class B common stock issued and outstanding. All shares of our common stock now outstanding are duly authorized, fully paid and non-assessable. Shares of class B common stock that have been acquired by us, whether by repurchase, upon conversion or otherwise, are retired and not issuable again as shares of class B common stock. Below is a summary of the rights of the common stock.

Voting Rights. The holders of class A common stock are entitled to one (1) vote per share, and the holders of class B common stock are entitled to ten (10) votes per share at all stockholder meetings and on all matters submitted to our stockholders generally. The holders of class A common stock and class B common stock vote together as a single class, unless specifically provided in the amended and restated certificate of incorporation or otherwise required by law. The DGCL could require holders of class A common stock or class B common stock, as the case may be, to vote separately as a single class if we were to seek to amend our amended and restated certificate of incorporation either (i) to increase or decrease the par value of a class of stock, or (ii) in a manner that alters or changes the powers, preferences or special rights of a class of stock in a manner that affected its holders adversely.

Holders of class A common stock and class B common stock are not allowed to vote on any amendment of our amended and restated certificate of incorporation that relates only to the terms of a series of outstanding preferred stock for which the holders of such affected preferred stock have the right to vote under the certificate of incorporation or the DGCL.

Stockholders do not have the ability to cumulate votes for the election of directors.

Dividend Rights. Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our common stock are entitled to receive dividends out of assets legally available if our board of directors, in its discretion, determines to issue dividends and only then at the times and in the amounts that the board of directors may determine. If a dividend is paid in the form of shares of class A common stock or class B common stock, then the holders of class A common stock shall be entitled to receive shares of class A common stock, and holders of class B common stock shall be entitled to receive shares of class B common stock, with holders of shares of class A common stock and class B common stock receiving, on a per share basis, an identical number of shares of class A common stock or class B common stock, as applicable. The foregoing sentence also applies should the dividend be paid in rights to acquire, or securities convertible into or exchangeable for, class A and class B common stock. However, upon the approval by the affirmative vote of the holders of a majority of the outstanding shares of class A common stock and class B common stock, each voting separately as a class, our board may pay or make a disparate dividend per share of class A common stock or class B common stock (whether in the amount of such dividend payable per share, the form in which such dividend is payable, the timing of the payment, or otherwise).

Right to Receive Liquidation Distributions. Upon our dissolution, liquidation or winding-up, the assets legally available for distribution to our stockholders are distributable ratably among the holders of common stock, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights and payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Conversion. Each share of class B common stock is convertible into one (1) share of class A common stock at the option of the holder thereof at any time upon written notice to us. In addition, each share of class B common stock shall automatically convert into one (1) share of class A common stock (i) upon any transfer, other than certain transfers to controlled entities or, in the case of individuals, to trusts for estate planning purposes, as more fully described in our certificate of incorporation, of such class B common stock; (ii) upon the date specified by the holders of at least a majority of the then outstanding shares of class B common stock, voting as a separate class; or (iii) on the date that is five (5) years after the date the class A common stock is first registered under Section 12(b) or 12(g) of the Exchange Act.

Other Dual Class Provisions. In general, the class A common stock and class B common stock are to be treated the same as the other and ratably, on a per share basis, in the case of distributions or payments in respect of the common stock, consolidations or mergers of Greenidge, or consideration to be received in a tender or exchange offer. However, in such transactions, the class A and class B common stock are permitted to receive different or disproportionate consideration or distributions (as the case may be) if the per share consideration or distribution in the form of securities issuable to a share of class B common stock has ten (10) times the voting power of securities issuable to a share of class A common stock or if the different or disproportionate consideration or distribution is approved by the affirmative vote of the holders of a majority of the class A common stock and class B common stock, each voting separately as a class.

No Preemptive or Similar Rights. The common stock is not entitled to preemptive rights and is not subject to redemption or sinking fund provisions.

No Ownership Limitations or Transfer Restrictions. The common stock is not subject to any limitation on the amount of securities that may be held by holders, and except for the conversion feature of the class B common stock, the common stock is not by its terms subject to any transfer restrictions.

Conversion Cap with 210 Capital. 210 Capital, LLC (“210 Capital”) is party to an investor agreement with Greenidge, dated as of September 9, 2021 with a conversion cap that provides that the class B common stock issued upon conversion of the shares of series A preferred stock held by 210 Capital may not be converted into class A common stock if, after such conversion, 210 Capital, together with its affiliates and any other person acting together with it and its affiliates, would beneficially own, as determined in accordance with Section 13(d) of the Exchange Act, more than 4.99% or 9.99%, as applicable, of the number of shares of class A common stock then issued and outstanding. 210 Capital may increase or decrease its beneficial ownership limitation upon giving notice to Greenidge, which such increase or decrease will not be effective until the 61st day after the notice is delivered to Greenidge.

Preferred Stock

On September 15, 2021, each outstanding share of our series A preferred stock converted into four shares of our class B common stock. Such converted shares of series A preferred stock were automatically retired and cancelled upon such conversion and may not be reissued as series A preferred stock.

Under our amended and restated certificate of incorporation, our board of directors may, without further action by our stockholders, fix the rights, preferences, privileges and restrictions of up to an aggregate of 20,000,000 shares of preferred stock in one or more series and authorize their issuance. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights common stock. Any issuance of our preferred stock could adversely affect the voting power of holders of our common stock and the likelihood that such holders would receive dividend payments and payments on liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change of control or other corporate action. We currently have no shares of preferred stock outstanding and we have no present plan to issue any shares of preferred stock.

Warrants

As of September 14, 2021, we had outstanding warrants to purchase 344,800 shares of our class A common stock at an exercise price of $6.25 per share. On September 15, 2021, all such warrants were exercised. We currently have no warrants to purchase shares of our class A common stock outstanding.

Anti-takeover Effects of Delaware Law and Charter Provisions

We have elected not to be governed by Section 203 of the DGCL, which prohibits a publicly held Delaware corporation from engaging in a business combination, except under certain circumstances, with an interested stockholder.

Our amended and restated certificate of incorporation and bylaws contain certain provisions that may have anti- takeover effects, making it more difficult for or preventing a third party from acquiring control of Greenidge or changing its board of directors and management.

First, our amended and restated certificate of incorporation provides that at any time when the class A common stock is registered under Section 12(b) or 12(g) of the Exchange Act, we cannot engage in a business combination (as described below) with an interested stockholder (as described below) for a period of three years from the time that the stockholder becomes an interested stockholder. This limitation does not apply if (i) our board has first approved the business combination or transaction by which the stockholder becomes an interested stockholder; (ii) upon consummation of the transaction by which the stockholder becomes an interested stockholder, the interested stockholder owns at least 85% of our then outstanding voting stock, excluding shares owned by persons who are directors and also officers and certain employee stock plans; or (iii) at or subsequent to such time, the business combination is approved by the board of directors and the affirmative vote of at least 66-2/3% of the outstanding voting stock not owned by the interested stockholder at an annual or special meeting of stockholders (not written consent).

An “interested stockholder” is any person, other than Greenidge or a direct or indirect majority-owned Greenidge subsidiary, that owns 15% or more of our outstanding voting stock or is an affiliate or associate of ours and was the owner of 15% or more of our outstanding voting stock at any time in the three years prior to the date on which the determination is sought, and the affiliates and associates of such person. An interested stockholder does not include any stockholder whose ownership exceeds the 15% limitation as the result of an action taken solely by us (but only to the extent that such stockholder does not acquire additional voting stock), nor Atlas Capital Resources L.P., its direct transferees, or their respective affiliates, associates or member of a group under

Rule 13d-5 of the Exchange Act. Business combinations prohibited by this provision include (i) a merger or consolidation of Greenidge or any direct or indirect majority-owned s Greenidge subsidiary with the interested stockholder or any other entity if the merger or consolidation is caused by the interested stockholder, (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition, except proportionately as a stockholder of Greenidge, to or with an interested stockholder (in one or a series of transactions) of assets of Greenidge or any direct or indirect majority-owned Greenidge subsidiary, which assets have an aggregate market value of 10% or more of either the aggregate market value of all our assets on a consolidated basis or of all of our outstanding stock, (iii) any transaction resulting in the issuance or transfer of our stock or subsidiary stock by Greenidge or a direct or indirect wholly-owned subsidiary to the interested stockholder, subject to certain exceptions including exercises or conversion of convertible securities, a merger, or transactions generally with all holders that do not increase the interested stockholder’s proportionate share ownership, (iv) any transaction involving us or any direct or indirect wholly-owned subsidiary with the direct or indirect effect of increasing the interested stockholder’s proportionate share of our stock or convertible securities or any subsidiary (on a non-immaterial basis), or (v) the interested stockholder’s receipt of the benefit of any loan, advance, guarantee, pledge or other financial benefit (other than those expressly permitted) provided by or through us or a director or indirect wholly- owned subsidiary.

Further, our amended and restated certificate of incorporation authorizes our board of directors to issue up to 20,000,000 shares of preferred stock without further stockholder approval. The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the board of directors without further action by the stockholders. These terms may include preferences as to dividends and liquidation, conversion rights, redemption rights and sinking fund provisions. The issuance of any preferred stock could diminish the rights of holders of common stock, and therefore could reduce the value of such common stock. In addition, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell assets to, a third party. The ability of the board of directors to issue preferred stock could make it more difficult, delay, discourage, prevent or make it more costly to acquire or effect a change-in-control, which in turn could prevent stockholders from recognizing a gain in the event that a favorable offer is extended and could materially and negatively affect the market price of class A common stock.

Our amended and restated certificate of incorporation vests solely in the board of directors the authority to establish the number of directors and fill any vacancies and newly created directorships. These provisions will prevent a stockholder from increasing the size of the board of directors and gaining control of the board of directors by filling the resulting vacancies with its own nominees. In addition, our amended and restated certificate of incorporation provide that no member of the board of directors may be removed from office by stockholders without the affirmative vote of the majority in voting power of all of outstanding stock then entitled to vote thereon.

Our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of persons for election to the board of directors. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder who was a stockholder of record who is entitled to vote at the meeting and who has given timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Although the bylaws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.

Furthermore, neither the holders of common stock nor the holders of preferred stock have cumulative voting rights in the election of directors. The combination of the present ownership by a few stockholders of a significant portion of the issued and outstanding common stock and lack of cumulative voting makes it more difficult for other stockholders to replace the board of directors or for a third party to obtain control of us by replacing our board of directors.

Charter Exclusive Forum Provisions

Our amended and restated certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of us, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our current or former directors, officers, employees or stockholders to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or the amended and restated certificate of incorporation or our amended and restated bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim governed by the internal affairs doctrine of the laws of the State of Delaware. The Delaware exclusive forum provision described in the foregoing sentence does not apply to actions arising under the Exchange Act or the Securities Act. In this regard, it is noted that Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations promulgated thereunder and, further, that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. It is further noted that our amended and restated certificate of incorporation also provides that, unless we consent in writing to the selection of an alternative forum, the U.S. federal district courts shall, to the fullest extent permitted by applicable law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under U.S. federal securities laws. Although our amended and restated certificate of incorporation contains the federal exclusive forum provision described in the foregoing sentence, it is uncertain whether this provision would apply to actions arising under the Securities Act as it is possible that a court could rule that such provision is inapplicable for a particular claim or action or that such provision is unenforceable, particularly in light of Section 22 of the Securities Act, which creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations promulgated thereunder. Support.com’s governing documents do not contain any exclusive forum provisions.

Transfer Agent

We have appointed Computershare Trust Company, N.A. as the transfer agent for our class A common stock. Its address is 462 South 4th Street, Suite 1600, Louisville, KY 40202, and its telephone number is +1 (781) 575 3120 or toll free +1 (800) 962 4284.

Listing

Our class A common stock is listed on The Nasdaq Global Select Market under the trading symbol “GREE.”

SECURITIES ACT RESTRICTIONS ON RESALE OF SECURITIES

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted shares of our class A common stock or our warrants for at least six months would be entitled to sell their securities provided that (1) such person is not deemed to have been an affiliate of us at the time of, or at any time during the three months preceding, a sale and (2) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our class A common stock or our warrants for at least six months but who are affiliates of us at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three- month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of our class A common stock then outstanding; or

•	the average weekly reported trading volume of our class A common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Form S-8 Registration Statement

We filed a registration statement on Form S-8 under the Securities Act to register the shares of our class A common stock issued or issuable under the 2021 Plan. Such Form S-8 registration statement became effective automatically upon filing. The shares of our class A common stock issued or issuable under the 2021 Plan can be sold in the public market upon issuance, subject to applicable restrictions.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS OF OUR COMMON STOCK

The following is a summary of the material U.S. federal income and estate tax consequences of the ownership and disposition of our common stock. This summary is limited to Non-U.S. Holders (as defined below) that hold our common stock as a capital asset (generally, property held for investment) for U.S. federal income tax purposes. This summary does not discuss all of the aspects of U.S. federal income and estate taxation that may be relevant to a Non-U.S. Holder in light of the Non-U.S. Holder’s particular investment or other circumstances. Accordingly, all prospective Non-U.S. Holders should consult their own tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of the purchase, ownership and disposition of our common stock.

This summary is based on provisions of the Code, applicable U.S. Treasury regulations and administrative and judicial interpretations, all as in effect or in existence on the date of this prospectus. Subsequent developments in U.S. federal income or estate tax law, including changes in law or differing interpretations, which may be applied retroactively, could alter the U.S. federal income and estate tax consequences of owning and disposing of our common stock as described in this summary. There can be no assurance that Internal Revenue Service (the “IRS”) will not take a contrary position with respect to one or more of the tax consequences described herein and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income or estate tax consequences of the purchase, ownership or disposition of our common stock.

As used in this summary, the term “Non-U.S. Holder” means a beneficial owner of our common stock that is not, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust, if (1) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more “United States persons” (within the meaning of the Code) has the authority to control all of the trust’s substantial decisions, or (2) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in such a partnership generally will depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. Partnerships, and partners in partnerships, that hold common stock should consult their own tax advisors as to the particular U.S. federal income and estate tax consequences of purchasing, owning and disposing of our common stock that are applicable to them.

This summary does not consider any specific facts or circumstances that may apply to a Non-U.S. Holder and does not address any special tax rules that may apply to particular Non-U.S. Holders, such as:

•

a Non-U.S. Holder that is a financial institution, insurance company, regulated investment company, tax-exempt organization, pension plan, broker, dealer or trader in stocks, securities or currencies, U.S. expatriate, controlled foreign corporation or passive foreign investment company;

•	a Non-U.S. Holder holding common stock as part of a conversion, constructive sale, wash sale or other integrated transaction or a hedge, straddle or synthetic security;

•	a Non-U.S. Holder whose functional currency is not the U.S. dollar;

•	a Non-U.S. Holder that holds or receives common stock pursuant to the exercise of any employee stock option or otherwise as compensation; or

•	a Non-U.S. Holder that at any time owns, directly, indirectly or constructively, 5% or more of our outstanding common stock.

In addition, this summary does not address any U.S. state or local, or non-U.S. or other tax consequences, or any U.S. federal income or estate tax consequences for beneficial owners of a Non-U.S. Holder, including stockholders of a controlled foreign corporation or passive foreign investment company that holds common stock.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP, AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Distributions on Our Common Stock

We do not currently expect to pay any cash dividends on our common stock. If we make distributions of cash or property (other than certain pro rata distributions of common stock) with respect to our common stock, any such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles and will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. A Non-U.S. Holder who claims the benefit of an applicable income tax treaty between the United States and such holder’s country of residence generally will be required to provide a properly executed IRS Form W-8BEN or W-8BEN-E (or successor form) and satisfy applicable certification and other requirements. A Non-U.S. Holder that is eligible for a reduced rate of U.S. withholding tax under an income tax treaty may generally obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim with the IRS. Non-U.S. Holders are urged to consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

Dividends that are treated as effectively connected with a trade or business conducted by a Non-U.S. Holder within the United States and, if an applicable income tax treaty so provides, that are attributable to a permanent establishment or a fixed base maintained by the Non-U.S. Holder within the United States are generally exempt from the 30% withholding tax if the Non-U.S. Holder satisfies applicable certification and disclosure requirements. However, such U.S. effectively connected income is taxed on a net income basis at the same U.S. federal income tax rates applicable to United States persons (as defined in the Code). Any U.S. effectively connected income received by a Non-U.S. Holder that is a corporation may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence.

If the amount of a distribution exceeds our current and accumulated earnings and profits, such excess first will be treated as a tax-free return of capital to the extent of a Non-U.S. Holder’s adjusted tax basis in its shares of our common stock, and thereafter will be treated as capital gain from a disposition of common stock subject to the tax treatment described below in “ —Dispositions of Our Common Stock.”

The foregoing discussion is subject to the discussions below under “ —Backup Withholding and Information Reporting” and “—FATCA Withholding.”

Dispositions of Our Common Stock

We believe that we may be a “United States real property holding corporation.” Generally, a corporation is a United States real property holding corporation if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. Notwithstanding our potential status as a “United States real property holding corporation,” a Non-U.S. Holder generally will not be subject to U.S. federal income tax (including U.S. withholding tax) on gain recognized on any sale or other disposition of our common stock unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States and, if an applicable income tax treaty so provides, the gain is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States; in these cases, the Non-U.S. Holder will be taxed on a net income basis at the same U.S. federal income tax rates applicable to United States persons (as defined in the Code), and if the Non-U.S. Holder is a foreign corporation, an additional branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty, may also apply;

•

the Non-U.S. Holder is a nonresident alien present in the United States for 183 days or more in the taxable year of the disposition and certain other requirements are met, in which case the Non-U.S. Holder will be subject to a 30% tax (or such lower rate as may be specified by an applicable income tax treaty) on the net gain derived from the disposition, which may be offset by U.S.-source capital losses of the Non-U.S. Holder, if any; provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses; or

•

if we were a “United States real property holding corporation,” the Non-U.S. Holder actually or constructively owns more than five percent of our common stock at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. Holder held our common stock, provided that our common stock is “regularly traded on an established securities market,” within the meaning of Section 897 of the Code and applicable Treasury Regulations, during the calendar year in which the sale or other disposition occurs.

The foregoing discussion is subject to the discussions below under “ —Backup Withholding and Information Reporting” and “—FATCA Withholding.”

Federal Estate Tax

Our common stock that is owned (or treated as owned) by an individual who is not a U.S. citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of death will be included in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax or other treaty provides otherwise and, therefore, may be subject to U.S. federal estate tax.

Backup Withholding and Information Reporting

Generally, distributions in respect of our common stock to a Non-U.S. Holder and the amount of any tax withheld from such payments must be reported annually to the IRS and to the Non-U.S. Holder. Copies of these information returns may be made available by the IRS to the tax authorities of the country in which the Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty. Under certain circumstances, backup withholding of U.S. federal income tax may apply to distributions in respect of our common stock to a Non-U.S. Holder if the Non-U.S. Holder fails to certify under penalties of perjury that it is not a United States person.

Payments of the proceeds of the sale or other disposition of our common stock to or through a foreign office of a U.S. broker or of a foreign broker with certain specified U.S. connections will be subject to information reporting requirements, but generally not backup withholding, unless (i) the broker has evidence in its records that the payee is not a United States person, and the broker has no actual knowledge or reason to know to the contrary or

(ii) the payee otherwise establishes an exemption. Payments of the proceeds of a sale or other disposition of our common stock to or through the U.S. office of a broker will be subject to information reporting and backup withholding unless the payee certifies under penalties of perjury that it is not a United States person (and the payor has no actual knowledge or reason to know to the contrary) or otherwise establishes an exemption.

Any amount withheld under the backup withholding rules generally will be allowed as a refund or credit against a Non-U.S. Holder’s U.S. federal income tax liability (if any); provided that the required information is timely furnished to the IRS. Non-U.S. Holders should consult their tax advisors about the filing of a U.S. federal income tax return in order to obtain a refund.

FATCA Withholding

Non-U.S. Holders should be aware that, under Sections 1471 through 1474 of the Code (“FATCA”), a 30% withholding tax will be imposed on certain payments (which could include distributions in respect of our common stock) to a foreign entity if such entity fails to satisfy certain disclosure and reporting rules that in general require that (i) in the case of a foreign financial entity, the entity or a related entity register with the IRS and identify and provide information in respect of financial accounts with such entity held (directly or indirectly) by United States persons and United States owned foreign entities, and (ii) in the case of a non-financial foreign entity, the entity identify and provide information in respect of substantial United States owners of such entity. Foreign entities that hold our common stock generally will be subject to this tax unless they certify on an applicable IRS Form W-8 (generally, IRS Form W-8BEN-E) that they comply with, or are deemed to comply with, or are exempted from the application of, these rules.

Various requirements and exceptions are provided under FATCA and additional requirements and exceptions may be provided in subsequent guidance. Further, the United States has entered into many intergovernmental agreements (“IGAs”) with foreign governments relating to the implementation of, and information sharing under, FATCA and such IGAs may alter one or more of the FATCA information reporting rules.

Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such taxes. Holders are encouraged to consult with their tax advisors regarding the possible implications of FATCA on their investment in our common stock.

PLAN OF DISTRIBUTION

The shares of class A common stock offered by this prospectus are being offered by the Selling Stockholder, B. Riley Principal Capital, LLC. The shares may be sold or distributed from time to time by the Selling Stockholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the shares of our class A common stock offered by this prospectus could be effected in one or more of the following methods:

•	ordinary brokers’ transactions;

•	transactions involving cross or block trades;

•	through brokers, dealers, or underwriters who may act solely as agents;

•	“at the market” into an existing market for our class A common stock;

•	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

•	in privately negotiated transactions; or

•	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

The Selling Stockholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

The Selling Stockholder has informed us that it presently anticipates using, but is not required to use, B. Riley Securities, Inc., a registered broker-dealer and FINRA member, as a broker to effectuate resales, if any, of our class A common stock that it may acquire from us pursuant to the Purchase Agreement, and that it may also engage one or more other registered broker-dealers to effectuate resales, if any, of such class A common stock that it may acquire from us. Such resales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such registered broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. The Selling Stockholder has informed us that each such broker-dealer it engages to effectuate resales of our class A common stock on its behalf, excluding B. Riley Securities, Inc., may receive commissions from the Selling Stockholder for executing such resales for the Selling Stockholder and, if so, such commissions will not exceed customary brokerage commissions.

Except as set forth above, we know of no existing arrangements between the Selling Stockholder and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of our class A common stock offered by this prospectus.

Brokers, dealers, underwriters or agents participating in the distribution of the shares of our class A common stock offered by this prospectus may receive compensation in the form of commissions, discounts, or concessions from the purchasers, for whom the broker-dealers may act as agent, of the shares sold by the Selling Stockholder through this prospectus. The compensation paid to any such particular broker-dealer by any such purchasers of shares of our class A common stock sold by the Selling Stockholder may be less than or in excess of customary commissions. Neither we nor the Selling Stockholder can presently estimate the amount of compensation that any agent will receive from any purchasers of shares of our class A common stock sold by the Selling Stockholder.

We may from time to time file with the SEC one or more supplements to this prospectus or amendments to the registration statement of which this prospectus forms a part to amend, supplement or update information contained in this prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of shares offered by this prospectus by the Selling Stockholder, including with respect to any compensation paid or payable by the Selling Stockholder to any brokers, dealers, underwriters or agents that participate in the distribution of such shares by the Selling Stockholder, and any other related information required to be disclosed under the Securities Act.

We will pay the expenses incident to the registration under the Securities Act of the offer and resale of the shares of our class A common stock covered by this prospectus by the Selling Stockholder.

We have agreed to indemnify the Selling Stockholder and certain other persons against certain liabilities in connection with the offering of shares of our class A common stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. The Selling Stockholder has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by the Selling Stockholder specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

We estimate that the total expenses for the offering will be approximately $415,800.

The Selling Stockholder has represented to us that at no time prior to the date of the Purchase Agreement has the Selling Stockholder, its officers, its sole member, its sole member’s officers or any entity managed or controlled by the Selling Stockholder or its sole member, engaged in or effected, in any manner whatsoever, directly or indirectly, for its own account or for the account of any of its affiliates, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our class A common stock or any hedging transaction that establishes a net short position with respect to our class A common stock. The Selling Stockholder has agreed that during the term of the Purchase Agreement, none of the Selling Stockholder, its officers, its sole member, its sole member’s officers or any entity managed or controlled by the Selling Stockholder or its sole member, will enter into or effect, directly or indirectly, any of the foregoing transactions for its own account or for the account of any other such person or entity.

We have advised the Selling Stockholder that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the Selling Stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

This offering will terminate on the date that all shares of our class A common stock offered by this prospectus have been sold by the Selling Stockholder.

Our class A common stock is currently listed on The Nasdaq Global Select Market under the symbol “GREE.”

LEGAL MATTERS

The validity of the class A common stock covered by this prospectus will be passed upon by Shearman & Sterling LLP. An investment vehicle comprised of certain partners of Shearman & Sterling LLP, members of their families and other related persons has an interest in us representing less than 0.25% of our aggregate capital stock.

EXPERTS

The consolidated financial statements of Support.com as of and for the years ended December 31, 2020 and 2019 incorporated by reference herein have been audited by Plante & Moran, PLLC, an independent registered public accounting firm, as set forth in their report incorporated by reference herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Our consolidated financial statements as of and for the years ended December 31, 2021 and 2020 incorporated by reference herein have been audited by Armanino LLP, an independent registered public accounting firm, as set forth in their report incorporated by reference herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the class A common stock described in this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our class A common stock, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. You may obtain copies of this information by mail from the public reference room of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the public reference rooms by calling the SEC at +1 (800) 732-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

We are subject to the informational requirements of the Exchange Act, and, in accordance with the Exchange Act, file reports, proxy and information statements and other information with the SEC. Such annual, quarterly and special reports, proxy and information statements and other information can be inspected and copied at the locations set forth above. We also make these documents publicly available, free of charge, on our website as soon as reasonably practicable after filing such documents with the SEC. Information on, or accessible through, our website is not part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” certain of the information that we file with it after the date of the filing of the registration statement of which this prospectus forms a part, which means that we can disclose important information to you by referring you to the documents containing that information. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information.

The documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary), including all such documents we may file with the SEC after the date on which the registration statement that includes this prospectus was initially filed with the SEC and prior to the effectiveness of the registration statement and all such documents we may file with the SEC after the effectiveness of the registration statement, are incorporated by reference in this prospectus until the termination of the offering under this registration statement:

•	Exhibit 99.2 to our Current Report on Form 8-K filed on September 15, 2021;

•	Our Current Reports on Form 8-K filed on March 24, 2022, April 8, 2022 and April 14, 2022 and on Form 8-K/A filed on March 31, 2022;

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed on March 31, 2022; and

•

the description of our common stock set forth in Exhibit 4.6 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, together with any amendments or reports filed for the purpose of updating such description.

We will provide a copy of these filings (including certain exhibits that are specifically incorporated by reference therein) to each person, including any beneficial owner, to whom a prospectus is delivered. You may request a copy of any or all of these filings at no cost, by writing or calling us at:

Greenidge Generation Holdings Inc.

135 Rennell Drive, 3rd Floor

Fairfield, CT 06890

Copies of certain information filed by us with the SEC, including our Annual Report and Quarterly Reports, are also available on our website at www.greenidge.com. Information contained on our website or that can be access through our website is not incorporated by reference herein.

You should read the information relating to us in this prospectus together with the information in the documents incorporated by reference. Nothing contained herein shall be deemed to incorporate information furnished, but not filed, with the SEC.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of the class A common stock being registered for resale hereunder. All amounts, other than the SEC registration fee, are estimates. We will pay all these expenses.

Amount to be paid
SEC Registration Fee	$810
Accounting fees and expenses	100,000
Legal fees and expenses	300,000
Miscellaneous fees and expenses	15,000

Total	$415,810

Item 14. Indemnification of Directors and Officers

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with specified actions, suits and proceedings whether civil, criminal, administrative, or investigative, other than a derivative action by or in the right of the corporation, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification extends only to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such action and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

Our amended and restated certificate of incorporation and bylaws provide for indemnification of directors and officers to the fullest extent permitted by law, including payment of expenses in advance of resolution of any such matter.

We have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each director and executive officer to the fullest extent permitted by Delaware law, including indemnification expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Greenidge under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities

During the past three years, we issued the following securities, which were not registered under the Securities Act.

On January 29, 2021, we entered into an asset contribution and exchange agreement with the owners of Greenidge Generation Holdings LLC (“GGH LLC”), pursuant to which we acquired all of the ownership interests in GGH LLC in exchange for 7,000,000 shares of our class B common stock.

On January 29, 2021, we completed a private placement offering of 1,620,000 shares of series A preferred stock, at a price per share of $25.00, to certain individuals for an aggregate amount of $40,500,000. B. Riley Securities, Inc. acted as the sole placement agent in connection with this “best efforts” offering, and we paid to it a cash fee equal to seven percent (7%) of the gross proceeds of the offering, or $2,835,000.

On March 8, 2021, we issued 160,000 shares of our class B common stock to Foundry Digital LLC as consideration for bitcoin mining equipment.

Between February 21, 2021 and August 6, 2021, we granted stock options under our 2021 Equity Incentive Plan to purchase an aggregate of 753,968 shares of our common stock at exercise prices ranging between $5.80 and $7.18 to a total of 36 employees, directors and consultants. Of these, stock options to purchase an aggregate of 10,888 shares have been cancelled without being exercised, 160,000 have been exercised and 583,080 remain outstanding as of August 27, 2021.

On September 14, 2021, we issued 562,174 shares of our class A common stock to 210 Capital, LLC as a consulting fee in connection with the Merger.

On September 14, 2021, we issued 5,760,000 shares of our class A common stock and 720,000 shares of our class B common stock upon conversion of the 6,480,000 shares of series A preferred stock.

On September 15, 2021, we entered into a purchase agreement (the “2021 Purchase Agreement”), with B. Riley Principal Capital, LLC (“BRPC”) pursuant to which we have the right to sell to BRPC up to $500 million in shares of class A common stock, subject to certain limitations and the satisfaction of specified conditions in the Purchase Agreement, from time to time over the 24-month period commencing on October 6, 2021. The 2021 Purchase Agreement was mutually terminated on April 6, 2022. Through April 6, 2022, we issued 2,547,500 shares of our class A common stock to BRPC under the Purchase Agreement for $54.9 million, net of discounts. We intend to use the net proceeds for general corporate purposes, including funding capital expenditures, future acquisitions, investments and working capital and repaying indebtedness.

On September 16, 2021, we issued 344,800 shares of our class A common stock to B. Riley Securities, Inc. upon its exercise of our outstanding warrants at an exercise price of $6.25 per share.

On April 7, 2022, we entered into a common stock purchase agreement, as amended by Amendment No. 1 to Common Stock Purchase Agreement dated as of April 13, 2022 (as amended, the “Purchase Agreement”) with BRPC, pursuant to which we have the right to sell to BRPC up to $500 million in shares of class A common stock, subject to certain limitations and the satisfaction of specified conditions in the Purchase Agreement, from time to time over the 24-month period commencing on the Commencement Date (as defined therein). We intend to use the net proceeds, if any, for general corporate purposes, including funding capital expenditures, future acquisitions, investments and working capital and repaying indebtedness.

The sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of the securities in each of these transactions represented their intentions and appropriate legends were placed upon the stock certificates issued in these transactions.

From July 27, 2021 to October 14, 2021 (the date of the filing of our registration statement on Form S-8, File No. 333-260257), we granted stock options to purchase an aggregate of 37,000 shares of our class A common stock to our employees at an exercise price of $7.18 per share under our 2021 Equity Incentive Plan. The offers, sales, and issuances of the securities described in this paragraph were deemed to be exempt from registration under the Securities Act in reliance on Rule 701 promulgated under the Securities Act as transactions by an issuer not involving a public offering or under benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof. All recipients had adequate access through their relationships with us, or otherwise to information about us. The issuances of these securities were made without any general solicitation or advertising.

Item 16. Exhibits.

(a)	Exhibits.

Exhibit Number	Description

2.1+	Agreement and Plan of Merger, dated as of March 19, 2021, among Greenidge Generation Holdings Inc., Support.com, Inc. and GGH Merger Sub, Inc. (incorporated by reference to Annex A to the proxy statement/prospectus forming part of the Registration Statement on Form S-4 filed on May 4, 2021)

3.1	Amended and Restated Certificate of Incorporation of Greenidge Generation Holdings Inc. (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-4 filed on May 4, 2021)

3.2	Amended and Restated Bylaws of Greenidge Generation Holdings Inc. (incorporated by reference to Exhibit 3.2 to the Registration Statement on Form S-4 filed on July 16, 2021)

3.3	Certificate of Amendment of Amended and Restated Certificate of Incorporation of Greenidge Generation Holdings Inc., dated September 13, 2021 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K furnished on September 15, 2021)

4.1	Stock Purchase Warrant, dated September 14, 2021 (incorporated by reference to Exhibit 4.4 to the Company’s Quarterly Report on Form 10-Q filed on November 15, 2021)

4.2	Form of Registration Rights Agreement, dated January 29, 2021 (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-4 filed on May 4, 2021)

4.3	Form of Right of First Refusal and Co-Sale Agreement, dated January 29, 2021 (incorporated by reference to Exhibit 4.2 to the Registration Statement on Form S-4 filed on May 4, 2021)

4.4	Form of Registration Compliance Agreement dated September 1, 2021 (incorporated by reference to Exhibit 4.4 to the Company’s Registration Statement on Form S-1 filed on September 1, 2021)

4.5	Investor Agreement by and between 210 Capital, LLC and Greenidge Generation Holdings Inc. filed on September 9, 2021 (incorporated by reference to Exhibit 4.5 to the Company’s Registration Statement on Form S-1 filed on September 14, 2021)

5.1*	Opinion of Shearman & Sterling LLP regarding validity of the shares being registered hereunder

10.1+	Purchase and Sale Agreement, dated October 21, 2021, between LSC Communications MCL LLC and 300 Jones Road LLC. (incorporated by reference to Exhibit 10.8 to the Company’s Registration Statement on Form S-1 filed on December 1, 2021)

10.2†	Greenidge Generation Holdings Inc. 2021 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form S-1/A filed on September 14, 2021).

10.3†	Form of Stock Option Agreement for Greenidge Generation Holdings Inc. 2021 Equity Incentive Plan (incorporated by reference to Exhibit 10.2 to the Registration Statement on Form S-4 filed on May 4, 2021)

10.4†	Form of Restricted Stock Award Agreement for Greenidge Generation Holdings Inc. 2021 Equity Incentive Plan (incorporated by reference to Exhibit 10.3 to the Registration Statement on Form S-4 filed on May 4, 2021)

10.5†	Form of Restricted Stock Unit Award Agreement for the Greenidge Generation Holdings Inc. 2021 Equity Incentive Plan (incorporated by reference to Exhibit 10.7 to the Company’s Quarterly Report on Form 10-Q filed on November 15, 2021)

10.6†	Employment Agreement, dated November 12, 2021, between Greenidge Generation Holdings Inc. and Timothy Rainey (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q filed on November 15, 2021

10.7†	Executive Employment Agreement, dated November 12, 2021, between Greenidge Generation Holdings Inc. and Robert Loughran (incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q filed on November 15, 2021)

10.8	Agreement between Greenidge Generation and Empire Pipeline Inc. (incorporated by reference to Exhibit 10.7 to the Registration Statement on Form S-4/A filed on June 25, 2021)

10.9†	Form of Indemnification Agreement with Directors and Officers of Greenidge Generation Holdings Inc. (incorporated by reference to Exhibit 10.6 to the Company’s Quarterly Report on Form 10-Q filed on November 15, 2021)

10.10†+	Executive Employment Agreement, dated November 15, 2021, between Greenidge Generation Holdings Inc. and Terence Burke (incorporated by reference to Exhibit 10.12 to the Company’s Annual Report on Form 10-K filed on March 31, 2022)

10.11†	Letter Agreement, dated December 14, 2021, between Greenidge Generation Holdings Inc. and Timothy Rainey (incorporated by reference to 10.13 to the Company’s Annual Report on Form 10-K filed on March 31, 2022)

10.12†	Letter Agreement, dated December 28, 2021, between Greenidge Generation Holdings Inc. and Jeffrey Kirt (incorporated by reference to Exhibit 10.14 to the Company’s Annual Report on Form 10-K filed on March 31, 2022)

10.13+	Bridge Promissory Note, dated March 18, 2022, by Greenidge Generation Holdings Inc., as borrower, in favor of B. Riley Commercial Capital, LLC (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on March 24, 2022)

10.14+#	Master Equipment Finance Agreement, dated as of March 21, 2022, by and among GTX Gen 1 Collateral LLC, GNY Collateral LLC, GSC Collateral LLC, Greenidge Generation Holdings, Inc., each guarantor party thereto, and NYDIG ABL LLC, as lender, servicer and collateral agent (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on March 24, 2022)

10.15	Purchase Agreement, dated as of April 7, 2022, between Greenidge Generation Holdings Inc. and B. Riley Principal Capital, LLC (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on April 8, 2022)

10.16	Amendment No. 1 to Common Stock Purchase Agreement, dated as of April 13, 2022, between Greenidge Generation Holdings Inc. and B. Riley Principal Capital, LLC (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on April 14, 2022)

10.17	Registration Rights Agreement, dated as of April 7, 2022, between Greenidge Generation Holdings Inc. and B. Riley Principal Capital, LLC (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on April 8, 2022)

21.1	Subsidiaries of Greenidge Generation Holdings Inc. (incorporated by reference to Exhibit 21.1 to the Company’s Annual Report on Form 10-K filed on March 31, 2022)

23.1*	Consent of Armanino LLP

23.2*	Consent of Plante & Moran PLLC

24.1	Power of Attorney (included on signature page)

107*	Filing Fee Table

*	Filed herewith
+	Certain schedules and exhibits have been omitted pursuant to Item 601(a)(5) or Item 601(b)(2) of Regulation S-K. We hereby undertake to furnish copies of the omitted schedule or exhibit upon request by the Securities and Exchange Commission.

†	Management contract or compensatory plan or arrangement.
#	Portions of this exhibit (indicated by asterisks) have been redacted in compliance with Regulation S-K Item 601(b)(10)(vi).

(b) Financial Statement Schedules.

All financial statement schedules are omitted because the information called for is not required or is shown either in the financial statements or in the notes thereto.

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the undersigned Registrant under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(b) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(c) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(d) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) That, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Fairfield, Connecticut, on April 18, 2022.

GREENIDGE GENERATION HOLDINGS INC.

By:	/s/ Jeffrey E. Kirt
Jeffrey E. Kirt
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Jeffrey E. Kirt and Robert Loughran, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and any registration statement relating to the offering covered by this registration statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys in fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Jeffrey E. Kirt Jeffrey E. Kirt	Chief Executive Officer (Principal Executive Officer) and Director	April 18, 2022

/s/ Robert Loughran Robert Loughran	Chief Financial Officer (Principal Financial and Accounting Officer)	April 18, 2022

/s/ George (Ted) Rogers George (Ted) Rogers	Vice Chairman of the Board of Directors	April 18, 2022

/s/ Timothy Fazio Timothy Fazio	Chairman of the Board of Directors	April 18, 2022

/s/ Jerome Lay Jerome Lay	Director	April 18, 2022

/s/ Andrew M. Bursky Andrew M. Bursky	Director	April 18, 2022

/s/ Timothy Lowe Timothy Lowe	Director	April 18, 2022

/s/ Daniel Rothaupt Daniel Rothaupt	Director	April 18, 2022

/s/ David Filippelli David Filippelli	Director	April 18, 2022

/s/ Michael Neuscheler Michael Neuscheler	Director	April 18, 2022